EXHIBIT 4.1

                                                                [CONFORMED COPY]




                    ---------------------------------------


                                CREDIT AGREEMENT


                            dated as of July 1, 1996

                                      among


                                 IMATION CORP.,
                                   as Borrower


                                 CERTAIN LENDERS


                              CERTAIN ISSUING BANKS

                                       and

                               CITICORP USA, INC.
                             as Administrative Agent



                    ---------------------------------------
     [Exhibits C-1, C-2 and D are photocopies of the opinions as delivered.]

                                TABLE OF CONTENTS

         This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

                                                                          Page

                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms........................................  1
Section 1.02. Computation of Time Periods.................................. 28
Section 1.03. Accounting Terms............................................. 29

                                   ARTICLE II
                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT

Section 2.01. The Revolving Credit Advances................................ 29
Section 2.02. The Swing Line Advances...................................... 30
Section 2.03. Making the Revolving Credit Advances......................... 30
Section 2.04. Making the Swing Line Advances, Etc.......................... 32
Section 2.05. Repayment.................................................... 34
Section 2.06. Termination or Reduction of the
                           Commitments..................................... 34
Section 2.07. Prepayments, Etc............................................. 35
Section 2.08. Interest..................................................... 37
Section 2.09. Fees......................................................... 39
Section 2.10. Conversion and Continuation of Advances...................... 40
Section 2.11. Increased Costs, Illegality, Etc............................. 41
Section 2.12. Payments and Computations.................................... 43
Section 2.13. Taxes........................................................ 45
Section 2.14. Sharing of Payments, Etc..................................... 48
Section 2.15. Letters of Credit............................................ 49
Section 2.16. Replacement of Lender........................................ 53
Section 2.17. Use of Proceeds.............................................. 54

                                  ARTICLE III
                              CONDITIONS OF LENDING

Section 3.01. Conditions Precedent to Initial
                           Borrowing....................................... 54
Section 3.02. Conditions Precedent to Each Borrowing
                           and Issuance.................................... 57
Section 3.03. Determinations Under Section 3.01............................ 57

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the
                           Borrower........................................ 58

                                    ARTICLE V
                                    COVENANTS

Section 5.01. Affirmative Covenants........................................ 64
Section 5.02. Negative Covenants........................................... 66
Section 5.03. Reporting Requirements....................................... 71
Section 5.04. Financial Covenants.......................................... 74

                                   ARTICLE VI
                                EVENTS OF DEFAULT

Section 6.01. Events of Default............................................ 75
Section 6.02. Actions in Respect of the Letters of
                           Credit Upon Default............................. 78

                                  ARTICLE VII
                            THE ADMINISTRATIVE AGENT

Section 7.01. Authorization and Action..................................... 81
Section 7.02. Administrative Agent's Reliance, Etc......................... 81
Section 7.03. CUSA and Affiliates.......................................... 82
Section 7.04. Lender Credit Decision....................................... 82
Section 7.05. Indemnification.............................................. 82
Section 7.06. Successor Administrative Agent............................... 83

                                  ARTICLE VIII
                                  MISCELLANEOUS

Section 8.01. Amendments, Consents, Etc.................................... 84
Section 8.02. Notices, Etc................................................. 84
Section 8.03. No Waiver; Remedies.......................................... 85
Section 8.04. Costs, Expenses and Indemnification.......................... 86
Section 8.05. Right of Setoff.............................................. 88
Section 8.06. Governing Law; Submission to
                           Jurisdiction.................................... 88
Section 8.07. Assignments and Participations............................... 88
Section 8.08. Execution in Counterparts.................................... 92
Section 8.09. No Liability of the Issuing Banks............................ 92
Section 8.10. Confidentiality.............................................. 93
Section 8.11. WAIVER OF JURY TRIAL......................................... 94
Section 8.12. Survival..................................................... 94
Section 8.13. Captions..................................................... 95
Section 8.14. Successors and Assigns....................................... 95

                                    SCHEDULES

SCHEDULE 2.01       List of Commitments and Lending
                        Offices
SCHEDULE 2.07(b)(i) Permitted Sale-Leaseback Transaction
                        Properties
SCHEDULE 4.01(b)    Material Subsidiaries
SCHEDULE 4.01(j)    Certain Plans
SCHEDULE 4.01(q)    Environmental Permits, Etc.
SCHEDULE 4.01(r)    Superfund Sites, Etc.
SCHEDULE 4.01(s)    Certain Environmental Matters
SCHEDULE 4.01(w)    Existing Debt, Liens


                                    EXHIBITS

EXHIBIT A           Form of Note
EXHIBIT B-1         Form of Notice of Revolving Credit Borrowing
EXHIBIT B-2         Form of Notice of Swing Line Borrowing
EXHIBIT C-1         Form of Opinion of Special Counsel
                        for the Borrower
EXHIBIT C-2         Form of Opinion of General Counsel
                        of the Borrower
EXHIBIT D           Form of Opinion of Special Counsel
                        for the Administrative Agent
EXHIBIT E           Form of Assignment and Acceptance

                                CREDIT AGREEMENT

         CREDIT AGREEMENT dated as of July 1, 1996 among IMATION CORP., a Delaware corporation (the "Borrower"); each of the lenders (the "Initial Lenders") listed on the signature pages hereof; and CITICORP USA, INC., as agent (together with its successors in such capacity appointed pursuant to Article VII, the "Administrative Agent") for the Lenders, Swing Line Lenders and the Issuing Banks hereunder.

         Prior to the date hereof, Minnesota Mining and Manufacturing Company ("3M") formed the Borrower, as a wholly owned Subsidiary of 3M, to hold 3M's global data storage and imaging systems businesses. 3M has proposed to distribute 100% of the outstanding common stock of the Borrower to 3M's shareholders in a tax-free transaction (the "Spin-Off"). The Borrower has requested that the Lenders extend credit to the Borrower in an aggregate principal or face amount not exceeding $350,000,000 to refinance certain existing debt, to fund certain purchases of non-U.S. inventory and other short-term assets, to fund certain accrued employee benefits and to fund loans by the Borrower to the Borrower's employee stock ownership plans, in each case in connection with the Spin-Off, and for the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries.

         Accordingly, the parties hereto hereby agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Adjusted Interest Coverage Ratio" means, for any period, the ratio of (a) EBITDA for such period minus Capital Expenditures for such period to (b) Interest Expense for such period.

                  "Administrative Agent" has the meaning specified in the recital of parties to this Agreement.

                  "Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent at its office at 1 Court Square, Long Island City, New York 11120, Account No. 36852248, Attention: Lei Tang (or her successors), or such other account maintained by the

         Administrative Agent as may be designated by the Administrative Agent in a written notice to the Lenders, each Issuing Bank, each Swing Line Lender and the Borrower.

                  "Advances" means, collectively, the Revolving Credit Advances and the Swing Line Advances.

                  "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

                  "Applicable Debt Rating" means, on any Rating Availability Date, the Borrower Debt Ratings then in effect; provided that:

                           (a) if the Borrower Debt Ratings shall fall within
                  different Rating Levels, the Applicable Debt Rating shall be the Borrower Debt Rating that falls in the lower Rating Level (provided that if the Borrower Debt Ratings shall be two or more Rating Levels apart, the Applicable Debt Rating shall be in the Rating Level that is one Rating Level higher than the Rating Level in which the lower Borrower Debt Rating falls); and

                           (b) if only one Rating Agency shall have in effect a
                  Borrower Debt Rating, the Applicable Debt Rating shall be the available Borrower Debt Rating.

                  "Applicable Fee Percentage" shall be determined as follows:

                           (a) On any date (other than any Rating Availability
                  Date), the Applicable Fee Percentage shall be the percentage set forth below opposite the Ratio Level with respect to which the Applicable Margin is determined on such date:

                  ----------------     -------------------------
                    RATIO LEVEL        APPLICABLE FEE PERCENTAGE
                  ----------------     -------------------------
                   Ratio Level 1                0.125%
                   Ratio Level 2                 0.15%
                   Ratio Level 3                 0.20%
                   Ratio Level 4                 0.25%
                  ----------------     -------------------------

                           (b) On any Rating Availability Date, the Applicable
                  Fee Percentage shall be the percentage set forth below opposite the Rating Level with respect to which the Applicable Margin is determined on such date:

                  ----------------     -------------------------
                    RATIO LEVEL        APPLICABLE FEE PERCENTAGE
                  ----------------     -------------------------
                    Rating Level 1               0.09%
                    Rating Level 2               0.10%
                    Rating Level 3              0.125%
                    Rating Level 4               0.18%
                    Rating Level 5               0.25%
                  ----------------     -------------------------

                  "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

                  "Applicable Letter of Credit Fee Rate" means, at any time, a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect at such time.

                  "Applicable Margin" shall be determined as follows:

                           (a) On any date (other than any Rating Availability
                  Date), the Applicable Margin shall be the applicable percentage set forth below under the Base Rate Column A or the Eurodollar Rate Column A, as applicable, based upon the Demonstrated Interest Coverage Ratio in effect on such date (as determined below); provided that for each Excess Utilization Date that is not a Rating Availability Date, the Applicable Margin with respect to Base Rate Advances and Eurodollar Rate Advances shall be the percentage set forth below under the Base Rate Column B or the Eurodollar Rate Column B, as applicable:

------------------------------- ---------------------- ------------------------
     DEMONSTRATED INTEREST             Base Rate          Eurodollar Rate
        COVERAGE RATIO           COLUMN A   COLUMN B    COLUMN A    COLUMN B
------------------------------- ---------------------- ------------------------
        Ratio Level 1

Greater than 7.00                  0.00%      0.05%       0.25%       0.30%
  to 1.00
------------------------------- ---------- ----------- ----------- ------------
        Ratio Level 2

Less than or equal                 0.00%      0.05%       0.30%       0.35%
  to 7.00 to 1.00
  and greater than
  3.50 to 1.00
------------------------------- ---------- ----------- ----------- ------------
        Ratio Level 3

Less than or equal to              0.00%      0.05%       0.35%       0.40%
 3.50 to 1.00 and
 greater than 2.50
 to 1.00

------------------------------- ---------- ----------- ----------- ------------
        Ratio Level 4

Less than or equal                 0.50%      0.55%       0.50%       0.55%
  to 2.50 to 1.00
------------------------------- ---------- ----------- ----------- ------------

                  The "Demonstrated Interest Coverage Ratio" shall be deemed for purposes of this paragraph (a) to be within Ratio Level 3 during the period from the Closing Date to September 30, 1996 and, for each fiscal quarter of the Borrower thereafter, to be within the Ratio Level in effect as of the last day of the immediately preceding fiscal quarter; provided that:

                                    (x) subject to the delivery to the
                           Administrative Agent of a certificate of a senior financial officer of the Borrower (a "Demonstration Certificate") on or prior to the date 30 days following the end of each fiscal quarter of the Borrower (each, a "Test Quarter") ending after the date hereof demonstrating the Interest Coverage Ratio for the Rolling Period ending on the last day of such Test Quarter, the Demonstrated Interest Coverage Ratio shall be changed to the Interest Coverage Ratio demonstrated in such Demonstration Certificate; and

                                    (y) if no Demonstration Certificate shall be
                           so delivered to the Administrative Agent during such
                           30
                           day period, the Demonstrated Interest Coverage Ratio shall be changed to be within Ratio Level 4.

                  Each change in the Demonstrated Interest Coverage Ratio pursuant to the foregoing proviso shall be effective retroactive to the first day of the fiscal quarter immediately succeeding the Test Quarter. If the Demonstrated Interest Coverage Ratio shall be so changed to a Ratio Level that is lower than the Ratio Level theretofore in effect (a "Retroactive Rate Increase"), the Borrower shall be obligated to make additional payments of interest, and if the Demonstrated Interest Coverage Ratio shall be changed to a Ratio Level that is higher than the Ratio Level theretofore in effect (a "Retroactive Rate Decrease"), the Borrower shall be entitled to a credit for excess interest paid, in each case in the manner and to the extent provided in Section 2.08(c).

                  Determinations of the Demonstrated Interest Coverage Ratio for any date (including any date after the initial Rating Availability Date on which neither Rating Agency has in effect a Borrower Debt Rating) shall be made on the basis of the Demonstration Certificates delivered by the Borrower from time to time, all in accordance with this paragraph (a).

                           (b) On any Rating Availability Date, the Applicable
                  Margin shall be the applicable percentage set forth below under the Base Rate Column A or the Eurodollar Rate Column A, as applicable, based upon the Applicable Debt Rating in effect on such date; provided that for each Excess Utilization Date that is a Rating Availability Date, the Applicable Margin with respect to Base Rate Advances and Eurodollar Rate Advances shall be the percentage set forth below under the Base Rate Column B or the Eurodollar Rate Column B, as applicable:

---------------------------- --------------------- ----------------------
   APPLICABLE DEBT RATING          Base Rate          Eurodollar Rate
         S&P/MOODY'S
                              COLUMN A   COLUMN B   COLUMN A   COLUMN B
---------------------------- ---------- ---------- ---------- -----------
       Rating Level 1
                               0.00%       0.05%     0.16%       0.21%
       A-/A3 or higher
---------------------------- ---------- ---------- ---------- -----------
       Rating Level 2
                               0.00%       0.05%     0.20%       0.25%
          BBB+/Baa1
---------------------------- ---------- ---------- ---------- -----------

---------------------------- --------------------- ----------------------
   APPLICABLE DEBT RATING          Base Rate          Eurodollar Rate
         S&P/MOODY'S
                              COLUMN A   COLUMN B   COLUMN A   COLUMN B
---------------------------- ---------- ---------- ---------- -----------
       Rating Level 3
                               0.00%       0.05%     0.25%       0.30%
          BBB/Baa2
---------------------------- ---------- ---------- ---------- -----------
       Rating Level 4
                               0.00%       0.05%     0.30%       0.35%
          BBB-/Baa3
---------------------------- ---------- ---------- ---------- -----------
       Rating Level 5

  Less than Rating Level 4     0.50%       0.55%     0.50%       0.55%
---------------------------- ---------- ---------- ---------- -----------

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit E.

                  "Available Amount" of any Letter of Credit at any time means the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance with all conditions to drawing specified therein and, if such Letter of Credit provides for increases in or reinstatements of the amount available to be drawn thereunder, taking into account such increases and reinstatements).

                  "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                           (a) the rate of interest announced publicly by
                  Citibank in New York, New York, from time to time, as Citibank's "base rate";

                           (b) 1/2 of 1% per annum above the Federal Funds Rate;
                  and

                           (c) the sum (adjusted to the nearest 1/16 of 1% or,
                  if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of (i) 1/2 of 1% per annum plus (ii) the rate obtained by dividing (x) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money center banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such date is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank by (y) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. Dollar non-personal time deposits in the United States plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment rate payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. Dollar deposits of Citibank in the United States.

         Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

                  "Base Rate Advance" means an Advance that bears interest as provided in Section 2.08(a)(i).

                  "Borrower" has the meaning specified in the recital of parties to this Agreement.

                  "Borrower Debt Rating" for a Rating Agency at any time means the rating (including, without limitation, a rating issued on an implied or indicative basis), if any, issued by such Rating Agency and then in effect with respect to public long-term senior unsecured debt securities of the Borrower ("Rated Debt"); provided that, if a Rating Agency shall issue a rating on Rated Debt without having been requested by the Borrower to do so, then such Rating Agency shall be deemed for purposes hereof not to have in effect a Borrower Debt Rating until the date 30 days after the date on which such Rating Agency shall have issued such rating. Each change by a Rating Agency of its rating on Rated Debt shall be effective for purposes hereof as of the date on which such change is first announced publicly by such Rating Agency.

                  "Borrower's Account" means the account of the Borrower maintained with Citibank at its office at 1 Court Square, Long Island City, New York 11120, Account No. 40698722, or such other account maintained by the Borrower with Citibank and designated by the Borrower in a written notice to the Administrative Agent.

                  "Borrowing" means a Revolving Credit Borrowing or a Swing Line Borrowing.

                  "Business Day" means a day on which banks are not required or authorized to close in New York City and, if such Business Day relates to a Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

                  "Capital Expenditures" means, for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations incurred during such period) made by the Borrower or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

                  "Capital Lease Obligations" means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                  "Citibank" means Citibank, N.A., a national banking association.

                  "Closing Date" means the date on which the conditions precedent set forth in Section 3.01 are satisfied.

                  "Commitment" means, as to any Initial Lender, the amount set forth opposite its name on Schedule 2.01 or, as to any Lender that has entered into one or more Assignments and Acceptances, the amount set forth for such Lender in the Register, in each case as the same may be reduced pursuant to Section 2.06 or increased or reduced pursuant to assignments effected in accordance with Section 8.07. The original aggregate amount of the Commitments is $350,000,000.

                  "Commitment Termination Date" means the earlier of June 30, 2001 (or, if such day is not a Business Day, the immediately preceding Business Day) and the termination or cancellation of the Commitments pursuant to the terms of this Agreement.

                  "Confidential Information" means information identified as such that the Borrower or any of its Subsidiaries furnishes to the Administrative Agent, any Issuing Bank, any Swing Line Lender or any Lender, but does not include any such information once such information has become generally available to the public or once such information has become available to the Administrative Agent, any Issuing Bank, any Swing Line Lender or any Lender from a source other than the Borrower and its Subsidiaries (unless, in either case, such information becomes so available as a result of the breach by the Administrative Agent, an Issuing Bank, a Swing Line Lender or a Lender of its duty of confidentiality set forth in Section 8.10 or if the Administrative Agent, an Issuing Bank, a Swing Line Lender or a Lender had reason to believe that such source obtained such Confidential Information illegally or disclosed such Confidential Information in breach of a confidentiality agreement with the Borrower).

                  "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

                  "Consolidated Tangible Net Worth" means, as at any date of determination, the sum for the Borrower and its Subsidiaries (determined on a Consolidated basis without duplication) of the following (as reported on the Consolidated balance sheet of the Borrower as at the last day of the fiscal quarter of the Borrower ending on or most recently ended prior to the date of determination):

                           (a)  the amount of capital stock; plus

                           (b) the amount of surplus and retained earnings (or,
                  in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus

                           (c) the sum of the following: cost of treasury shares
                  and the book value of all assets that should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write-up in the book value of assets resulting from a revaluation thereof subsequent to December 31, 1995.

                  "Continuation", "Continue" and "Continued" each refers to a continuation of Eurodollar Rate Advances from one Interest Period to the next Interest Period pursuant to Section 2.10.

                  "Conversion", "Convert" and "Converted" each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.10 or 2.11.

                  "CUSA" means Citicorp USA, Inc., a Delaware corporation.

                  "Debt" of any Person means (without duplication):

                           (a) all indebtedness of such Person for borrowed
                  money;

                           (b) all obligations of such Person for the deferred
                  purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person's business but only if and for so long as the same remain payable on customary trade terms);

                           (c) all obligations of such Person evidenced by
                  notes, bonds, debentures or other similar instruments;

                           (d) all Capital Lease Obligations of such Person;

                           (e) all Obligations, contingent or otherwise, of such
                  Person in respect of acceptances, letters of credit or similar extensions of credit (excluding trade payables to the extent excluded from clause (b) above);

                           (f) all Obligations of such Person to purchase,
                  redeem, retire, defease or otherwise make any payment in respect of any Redeemable capital stock, which Obligations shall be valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

                           (g) all Debt of others referred to in clauses (a)
                  through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; and

                           (h) all Debt referred to in clauses (a) through (g)
                  above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, Receivables and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

                  "Debt Issuance" means any issuance, sale or incurrence by the Borrower after the Closing Date of any debt securities or other evidence of Debt (other than Debt incurred hereunder).

                  "Default" means any Event of Default and any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                  "Delayed Spin-Off Properties" means Spin-Off Properties that are not transferred to or purchased by the Borrower and its Subsidiaries on or prior to the Closing Date.

                  "Disposition" means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries, but excluding any sale, assignment, transfer or other disposition of any property (i) sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) by the Borrower to a Subsidiary of the Borrower, (iii) that consists of outmoded or obsolete items (as determined by the Borrower reasonably and in good faith) or (iv) to the extent the fair market value of such property is less than $1,000,000 (as determined by the Borrower in good faith).

                  "Distribution Agreement" means the Transfer and Distribution Agreement dated as of June 18, 1996 between 3M and the Borrower, as amended from time to time (without prejudice to Section 5.02(g)).

                  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule 2.01 or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent.

                  "EBIT" means the following, determined in accordance with GAAP for the Borrower and its Subsidiaries on a Consolidated basis, for any period: net income (or net loss) plus the sum of Interest Expense and income tax expense.

                  "EBITDA" means the following, determined in accordance with GAAP for the Borrower and its Subsidiaries on a Consolidated basis, for any period: net income (or net loss) plus the sum of (a) Interest Expense, (b) income tax expense and (c) depreciation expense, amortization expense and other non-cash charges (including, without limitation, non-cash restructuring charges incurred on or prior to July 1, 1996 in connection with the Spin-Off) deducted in arriving at such net income (or loss).

                  "Eligible Assignee" means:

                           (a) a Lender and any affiliate of such Lender;

                           (b) a commercial bank organized under the laws of the
                  United States, or any State thereof, and having total assets in excess of $1,000,000,000;

                           (c) a savings bank organized under the laws of the
                  United States, or any state thereof, and having a net worth in excess of $100,000,000;

                           (d) a commercial bank organized under the laws of any
                  other country that is a member of the OECD or that has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000;

                           (e) the central bank of any country that is a member
                  of the OECD;

                           (f) a finance company, insurance company or other
                  financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $100,000,000; and

                           (g) any other Person (other than the Borrower or an
                  Affiliate of the Borrower) approved by the Administrative Agent and the Borrower, such approval of the Borrower not to be unreasonably withheld or delayed.

                  "Environmental Action" means any administrative, regulatory or judicial suit, demand, demand letter, claim, notice of non-compliance or violation, consent order or consent agreement relating in any way to any violation of or liability under any Environmental Law or any Environmental Permit, including without limitation (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment and (c) any notice by any governmental or regulatory authority alleging that the Borrower or any of its Subsidiaries is or may be responsible for, or is a potentially responsible party with respect to, any cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law.

                  "Environmental Law" means any Federal, state, local or foreign governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of Hazardous Materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act, in each case as amended from time to time.

                  "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA Affiliate" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

                  "ERISA Event" with respect to any Person means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived pursuant to regulations under Section 4043 of ERISA; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(c) of ERISA as a distress termination; (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in
         Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the satisfaction of the conditions set forth in Sections 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of such Person or any ERISA Affiliate for failure to make a required payment to a Plan; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA.

                  "ESOP" means, collectively, the employee stock ownership plans of the Borrower.

                  "Eurocurrency Liabilities" has the meaning specified in Regulation D.

                  "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule 2.01 or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent.

                  "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in U.S. Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance (or, in the case of Citibank, an amount substantially equal to CUSA's Eurodollar Rate Advance) comprising part of such Borrowing (determined without giving effect to any assignments by such Reference Bank or CUSA, as the case may be) and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The Eurodollar Rate for each Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.12.

                  "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.08(a)(ii).

                  "Eurodollar Rate Reserve Percentage" for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing means the reserve percentage (if any) applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

                  "Events of Default" has the meaning specified in Section 6.01.

                  "Excess Utilization Date" means any date on which the aggregate outstanding principal amount of all Revolving Credit Advances and Swing Line Advances and the aggregate Available Amount of all Letters of Credit exceeds an amount equal to 50% of the aggregate Commitments.

                  "Excluded Period" means, with respect to any additional amount payable under Section 2.11 or 2.15, the period ending 90 days prior to the applicable Lender's delivery of a certificate referenced in Section 2.11(a), 2.11(b) or 2.15(d), as applicable, with respect to such additional amount.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Form 10" means the Form 10 of the Borrower filed with the Securities and Exchange Commission on June 20, 1996 relating to the Spin-Off.

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of, and used in, the preparation of the audited financial statements referred to in
         Section 4.01(f).

                  "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, and radon gas, (b) any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar meaning and regulatory effect, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

                  "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity future or option agreements and other similar agreements designed to hedge against fluctuations in interest rates, foreign exchange rates or commodity prices.

                  "Indemnified Party" has the meaning specified in Section 8.04(b).

                  "Initial Lenders" has the meaning specified in the recital of the parties to this Agreement.

                  "Insufficiency" means, with respect to any Plan at any date, the amount, if any, by which the "accumulated benefit obligation" (as defined in Statement of Financial Accounting Standards 87) exceeds the fair market value of the assets of such Plan as of the date of the most recent actuarial valuation for such Plan, calculated using the actuarial methods, factors and assumptions used in such valuation.

                  "Interest Coverage Ratio" means, for any period, the ratio of
         (a) EBIT of the Borrower and its Subsidiaries for such period to (b) Interest Expense for such period.

                  "Interest Expense" means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any period (without duplication), interest expense, whether paid or accrued (including the interest component of Capital Lease Obligations), on all Debt of the Borrower and its Subsidiaries on a Consolidated basis for such period, including, without limitation, (a) interest expense in respect of the Advances, (b) commissions, discounts and other fees and charges payable in connection with letters of credit (including, without limitation, any Letter of Credit) and (c) plus the net payment or minus the net receivable, if any, payable or receivable, as the case may be, in connection with any Hedge Agreement; all as determined in accordance with GAAP for such period.

                  "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

                           (a) no Interest Period for any Advance may end after
                  the Commitment Termination Date;

                           (b) whenever the last day of any Interest Period
                  would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                           (c) whenever the first day of any Interest Period
                  occurs on the last day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month), such Interest Period shall end on the last Business Day of the appropriate subsequent calendar month.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "Issuing Bank" means each Lender specified on the signature pages hereof as an "Issuing Bank", together with its successors in such capacity.

                  "L/C Cash Collateral Account", and "L/C Cash Collateral Account Collateral" have the respective meanings specified in Section 6.02.

                  "L/C Related Documents" has the meaning specified in Section 2.15(e).

                  "Lenders" means the Initial Lenders and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

                  "Letter of Credit Commitment" means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank's name on Schedule 2.01 under the caption "Letter of Credit Commitment".

                  "Letter of Credit Liability" means, as of any date of determination, all of the liabilities of the Borrower to the Issuing Banks in respect of Letters of Credit, whether such liability is contingent or fixed, and shall consist of the sum of (a) the aggregate Available Amount of all Letters of Credit then outstanding plus (b) the aggregate amount that has then been paid by, and has not been reimbursed by the Borrower to, any Issuing Bank under Letters of Credit.

                  "Letter of Credit Reduction" has the meaning specified in
         Section 2.01.

                  "Letter of Credit Sublimit" means $10,000,000.

                  "Letters of Credit" has the meaning specified in Section 2.15(a).

                  "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

                  "Loan Documents" means, collectively, this Agreement and the Notes.

                  "Margin Stock" has the meaning specified in Regulations G, U and X.

                  "Material Adverse Change" means any material adverse change in the financial condition or results of operations of the Borrower (or of the Borrower and its Subsidiaries, taken as a whole).

                  "Material Adverse Effect" means a material adverse effect on
         (a) the financial condition or results of operations of the Borrower (or of the Borrower and its Subsidiaries, taken as a whole), (b) the rights and remedies of the Administrative Agent or any Lender under the Loan Documents or (c) the ability of the Borrower to perform its obligations under the Loan Documents.

                  "Material Contract" means:

                           (a) each agreement, instrument or other document
                  relating to any Debt of the Borrower and its Material Subsidiaries in an aggregate principal amount exceeding $10,000,000;

                           (b) each agreement, instrument or other document
                  relating to Obligations of the Borrower and its Material Subsidiaries (other than Debt Obligations, but including, without limitation, indemnity agreements, guarantees, other contingent obligations and liabilities assumed from 3M and its Subsidiaries pursuant to the Spin-Off Documents), under which the aggregate liability of the Borrower or such Material Subsidiaries (determined by the Borrower reasonably and in good faith) is likely to exceed $10,000,000 during any single calendar year; and

                           (c) each supply and purchase contract of the Borrower
                  and its Material Subsidiaries, the termination of which could reasonably be expected to have a Material Adverse Effect.

                  "Material Subsidiary" means, at any time, a Subsidiary of the Borrower having (i) at least 5% of the total Consolidated assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Borrower) or (ii) at least 5% of the Consolidated revenues of the Borrower and its Subsidiaries for the fiscal year of the Borrower then most recently ended (all as determined, in the case of any determination on or prior to the delivery of the Borrower's financial statements for fiscal year 1996 pursuant to Section 5.03(c), by the Borrower in good faith on a pro forma basis).

                  "Moody's" means Moody's Investors Service, Inc., or any rating agency successor thereto.

                  "Multiemployer Plan" of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                  "Multiple Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates has or would have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Net Available Proceeds" means:

                           (a) in the case of any Disposition, the aggregate
                  amount of all cash payments, and the fair market value of any non-cash consideration, received by the Borrower and its Subsidiaries directly or indirectly in connection with such Disposition; provided that (i) such Net Available Proceeds shall be net of (x) the amount of any legal, title and recording tax expenses, commissions and other reasonable fees and expenses (including reasonable expenses of preparing the relevant property for sale) paid by the Borrower and its Subsidiaries in connection with such Disposition and (y) any Federal, state, local and foreign income or other taxes estimated in good faith to be payable by the Borrower and its Subsidiaries as a result of such Disposition and (ii) such Net Available Proceeds shall be net of any repayments by the Borrower or any of its Subsidiaries of Debt to the extent that (x) such Debt is secured by a Lien on the property that is the subject of such Disposition and (y) the transferee of (or holder of a Lien on) such property requires that such Debt be repaid as a condition to the purchase of such property;

                           (b) in the case of any Debt Issuance, the aggregate
                  amount of all cash received by the Borrower and its Subsidiaries in respect thereof, net of reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith; and

                           (c) in the case of any sale, transfer, assignment or
                  other disposition of Receivables, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect thereof, net of reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith.

                  "Note" means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

                  "Notice of Borrowing" means a Notice of Revolving Credit Borrowing or a Notice of Swing Line Borrowing.

                  "Notice of Issuance" has the meaning specified in Section 2.15(b)(i).

                  "Notice of Revolving Credit Borrowing" has the meaning specified in Section 2.03(a).

                  "Notice of Swing Line Borrowing" has the meaning specified in
         Section 2.04(a).

                  "Obligation" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable under any Loan Document.

                  "OECD" means the Organization for Economic Cooperation and Development.

                  "Other Taxes" has the meaning specified in Section 2.13(b).

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor.

                  "Permitted Investments" means: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof; (b) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition thereof; and (c) commercial paper rated A-1 or better or P-1 by S&P or Moody's, respectively, maturing not more than 90 days from the date of acquisition thereof.

                  "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (or, if such a proceeding has been commenced, such proceeding is being contested in good faith by appropriate proceedings and enforcement of any Lien has been and is stayed):

                           (a) Liens for taxes, assessments and governmental
                  charges or levies to the extent not required to be paid under
                  Section 5.01(b),

                           (b) Liens imposed by law, such as materialmen's,
                  mechanics', carriers', workmen's and repairmen's Liens, statutory landlord's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings,

                           (c) pledges or deposits to secure obligations under
                  workers' compensation laws or similar legislation or to secure public or statutory obligations,

                           (d) deposits to secure the performance of bids, trade
                  contracts (other than for borrowed money), leases (other than capital leases), surety and appeal bonds, and performance bonds and other obligations of a like nature incurred, in each case arising in the ordinary course of business,

                           (e) as to any particular property at any time, such
                  easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not materially impair the use of such property for the purpose for which it is held by the owner thereof,

                           (f) municipal and zoning ordinances that are not
                  violated in any material respect by the existing improvements and the present use made by the owner thereof,

                           (g) real estate taxes and assessments not yet
                  delinquent,

                           (h) Liens arising from Uniform Commercial Code
                  financing statements regarding operating leases permitted by this Agreement,

                           (i) any interest or title of a lessor or sublessor or
                  licensor under any lease or license permitted or not prohibited by this Agreement, and

                           (j) Liens arising under Environmental Laws.

                  "Permitted Receivables Facility" means a facility entered into by the Borrower or any of its Subsidiaries providing for the sale by the Borrower and its Subsidiaries of Receivables (provided that the purchase price of Receivables so sold shall be not less than the aggregate face amount thereof, net of discount thereon calculated at a market rate and net of customary and reasonable reserves and allowance for contingencies).

                  "Permitted Sale-Leaseback Transaction" means one or more transactions with respect to a sale-leaseback of any of the properties listed on Schedule 2.07(b)(i).

                  "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "Plan" means a Single Employer Plan or a Multiple Employer
         Plan.

                  "Post-Default Rate" means, in respect of any principal of any Advance or any other amount under this Agreement or any Note that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Advances (provided that, if the amount so in default is principal of a Eurodollar Rate Advance and the due date thereof is a day other than the last day of the Interest Period therefor, the "Post-Default Rate" for such principal shall be, for the period for and including such due date to but excluding the last day of the Interest Period, 2% plus the interest rate for such Advance as provided in Section 2.08(a)(ii) and, thereafter, the rate provided for above in this definition).

                  "Pro Rata Share" means, with respect to any Lender at any time, a fraction, the numerator of which is the amount of such Lender's Commitment (or, after the Commitment Termination Date, the amount of such Lender's outstanding Advances) and the denominator of which is the aggregate Commitments or Advances (as the case may be) of all of the Lenders at such time.

                  "Quarterly Dates" means March 31, June 30, September 30 and December 31 in each year, the first of which shall be the first such day after the Closing Date, provided that, if any such day is not a Business Day, the relevant Quarterly Date shall be the immediately preceding Business Day.

                  "Rating Agency" means each of Moody's and S&P.

                  "Rating Availability Date" means each date on which either or both of the Rating Agencies shall have in effect a Borrower Debt Rating.

                  "Rating Level" means Rating Level 1, Rating Level 2, Rating Level 3, Rating Level 4 and Rating Level 5 (with Rating Level 1 being the highest Rating Level and Rating Level 5 being the lowest).

                  "Rating Level 1", "Rating Level 2", "Rating Level 3", "Rating Level 4" and "Rating Level 5" have the meanings specified in clause (b) of the definition of "Applicable Margin" in this Section 1.01.

                  "Ratio Level" means Ratio Level 1, Ratio Level 2, Ratio Level 3 and Ratio Level 4 (with Ratio Level 1 being the highest Ratio Level and Ratio Level 4 being the lowest).

                  "Ratio Level 1", "Ratio Level 2", "Ratio Level 3" and "Ratio Level 4" have the meanings specified in clause (a) of the definition of "Applicable Margin" in this Section 1.01.

                  "Receivables" means trade accounts receivable of the Borrower or any of its Subsidiaries.

                  "Redeemable" means any capital stock that (a) the issuer thereof has undertaken to redeem at a fixed or determinable date or dates prior to the Commitment Termination Date, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable on any date prior to the Commitment Termination Date at the option of the holder thereof.

                  "Reference Banks" means Citibank, Bank of America Illinois and Bank of Montreal (or their respective Applicable Lending Offices, as the case may be).

                  "Register" has the meaning specified in Section 8.07(c).

                  "Regulation A", "Regulation D", "Regulation G", "Regulation U" and "Regulation X" mean Regulations A, D, G, U and X of the Board of Governors of the Federal Reserve System, respectively, as in effect from time to time.

                  "Required Lenders" means at any time Lenders holding in the aggregate at least 51% of the Commitments (or, after the Commitment Termination Date, at least 51% of the sum of the then aggregate unpaid principal amount of the Advances and the aggregate Available Amount of all Letters of Credit). For purposes of this definition, the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders according to their respective Pro Rata Shares.

                  "Restricted Investment" in any Person means the acquisition of all or substantially all of the assets of such Person or of any division of such Person.

                  "Revolving Credit Advances" has the meaning specified in
         Section 2.01(a).

                  "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

                  "Rolling Period" means a period of four consecutive fiscal quarters of the Borrower (or, at any time prior to the first anniversary of the Closing Date, the fiscal quarters of the Borrower that have ended after the Closing Date).

                  "Single Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and that (a) is maintained for employees or former employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates has or would have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person,
         (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

                  "Spin-Off" has the meaning specified in the Preliminary Statements to this Agreement.

                  "Spin-Off Documents" means, collectively, the Form 10, the Distribution Agreement, the Tax Sharing and Indemnification Agreement, the Master Corporate Services

         Transition Agreement, the Environmental Matters Agreement, the Intellectual Property Rights Agreement, the Supply, Service and Sales Agency Agreements (other than those Supply, Service and Sales Agency Agreements the termination of which could not reasonably be expected to have a Material Adverse Effect) and each domestic Shared Facilities Lease Agreement, in each case as amended from time to time (without prejudice to Section 5.02(g)).

                  "Spin-Off Properties" means the properties and businesses contemplated to be transferred to or purchased by the Borrower and its subsidiaries under the Spin-Off Documents.

                  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any rating agency successor thereto.

                  "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of
         (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                  "Swing Line Advance" means an Advance made by (a) a Swing Line Lender pursuant to Section 2.04 or (b) any Lender pursuant to Section 2.04(d).

                  "Swing Line Borrowing" means a borrowing consisting of a Swing Line Advance made by a Swing Line Lender.

                  "Swing Line Facility" means, as to any Swing Line Lender individually, and as to all Swing Line Lenders collectively, an aggregate amount not to exceed $10,000,000 at any time outstanding.

                  "Swing Line Lender" means (a) each Lender specified on the signature pages hereof as a "Swing Line Lender" and (b) each other Lender that, upon the request of the Borrower and the consent of the Administrative Agent, agrees to become a "Swing Line Lender" hereunder; or, as to any Swing Line Lender, such other Lender as shall, with the consent of such Swing Line Lender, the Administrative Agent and the Borrower, have assumed the obligations of such Swing Line Lender with respect to any or all of such Swing Line Lender's Swing Line Advances (and its ability to make Swing Line Advances) hereunder.

                  "Swing Line Reduction" has the meaning specified in Section 2.01.

                  "3M" has the meaning specified in the Preliminary Statements to this Agreement.

                  "Total Capital" means, as at any date, the sum, for the Borrower and its Subsidiaries (determined on a Consolidated basis without duplication in accordance with GAAP), of the following:
         (a) Total Debt plus (b) total shareholder's equity.

                  "Total Debt" means, as at any date, the aggregate amount of all Debt of the Borrower and its Subsidiaries (determined on a Consolidated basis without duplication in accordance with GAAP).

                  "Type" refers to the distinction between Revolving Credit Advances bearing interest at the Base Rate and Revolving Credit Advances bearing interest at the Eurodollar Rate.

                  "Unused Commitments" means, at any time, the aggregate amount of the Commitments then unused and outstanding after giving effect to the Swing Line Reduction and the Letter of Credit Reduction.

                  "U.S. Dollars" and "$" means lawful money of the United States of America.

                  "Voting Stock" means capital stock issued by a corporation or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

                  "Withdrawal Liability" has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.


         Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" mean "to but excluding".

         Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.


                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT

         Section 2.01. The Revolving Credit Advances.

                  (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances ("Revolving Credit Advances") to the Borrower from time to time on any Business Day during the period from the date hereof until the Commitment Termination Date in an aggregate amount at any one time outstanding not to exceed at any time the amount of such Lender's Commitment; provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of (i) the aggregate amount of Swing Line Advances then outstanding and (ii) the aggregate Letter of Credit Liability then outstanding, and such deemed uses of the aggregate amount of the Commitments shall be applied to the Lenders ratably according to their respective Commitments (such deemed uses of the aggregate amount of the Commitments with respect to (i) Swing Line Advances being a "Swing Line Reduction" and (ii) the aggregate Letter of Credit Liability being a "Letter of Credit Reduction").

                  (b) Each Revolving Credit Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders.

                  (c) The Revolving Credit Advances shall be made by the Lenders ratably according to their respective Commitments.

                  (d) Within the limits of each Lender's Commitment in effect from time to time, the Borrower may borrow under this Section 2.01, borrow under Section 2.02 and/or obtain the issuance of Letters of Credit under Section 2.15, prepay pursuant to Section 2.07(a) and reborrow; provided that the aggregate outstanding principal amount of Revolving Credit Advances and Swing Line Advances when added to the aggregate Letter of Credit Liability may not at any time exceed the aggregate amount of the Commitments at such time.

         Section 2.02. The Swing Line Advances.

                  (a) The Borrower may request each Swing Line Lender to make, and each Swing Line Lender may from time to time, in its sole discretion, make, on the terms and conditions herein set forth, Swing Line Advances to the Borrower on any Business Day during the period from the date of the initial Borrowing until 30 days before the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding the lesser of (i) the Swing Line Facility and (ii) the Unused Commitments on such Business Day.

                  (b) Each Swing Line Borrowing shall be in a principal amount not less than $1,000,000.

                  (c) Within the limits of the Swing Line Facility and the Unused Commitments, the Borrower may borrow under this Section 2.02, borrow under Section 2.01 and/or obtain the issuance of Letters of Credit under Section 2.15, prepay pursuant to Section 2.07(a) and reborrow; provided that the aggregate outstanding principal amount of Revolving Credit Advances and Swing Line Advances when added to the aggregate Letter of Credit Liability may not at any time exceed the aggregate amount of the Commitments at such time.

         Section 2.03. Making the Revolving Credit Advances.

                  (a) (i) Except as otherwise provided in Section 2.13, each Revolving Credit Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the Business Day of (or, with respect to a Revolving Credit Borrowing of Eurodollar Rate Advances, 11:00 A.M. (New York City time) on the third Business Day prior to the date of) the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a "Notice of Revolving Credit Borrowing") shall be by telecopier, confirmed immediately in writing, in substantially the form of Exhibit B-1, specifying therein (1) the requested date of such Borrowing, (2) the requested Type of Advances comprising such Borrowing, (3) the requested aggregate amount of such Borrowing and (4) in the case of a Borrowing consisting of Eurodollar Rate Advances, the requested initial Interest Period for each such Advance.

                           (ii) In the case of a proposed Revolving Credit
                  Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.08(a)(ii).

                           (iii) Each Lender shall, before 1:00 P.M. (New York
                  City time) on the date of each Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will transfer same day funds to the Borrower's Account; provided that in the case of any Revolving Credit Borrowing, the Administrative Agent shall first (1) make a portion of such funds equal to any unreimbursed drawing under any Letter of Credit available to each Issuing Bank having issued any such Letter of Credit for reimbursement of such drawing and
                  (2) make a portion of such funds equal to the aggregate outstanding principal amount of Swing Line Advances available to the Swing Line Lenders having made such Swing Line Advances.

                  (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.10 or 2.11, and (ii) Eurodollar Rate Advances may not be outstanding under more than 15 separate Interest Periods at any one time.

                  (c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                  (d) Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 Noon (New York City time) on the date of any Revolving Credit Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such

         Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.03(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent and the Administrative Agent shall have made available such corresponding amount to the Borrower, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.08 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

                  (e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Borrowing.

         Section 2.04. Making the Swing Line Advances, Etc.

                  (a) The Borrower may request a Swing Line Borrowing from a Swing Line Lender under this Section 2.04 by delivering to the Administrative Agent and such Swing Line Lender, no later than 12:00 Noon (New York City time) on the date of the proposed Swing Line Borrowing, a notice of a Swing Line Borrowing (a "Notice of Swing Line Borrowing"), which shall be made by telecopier, confirmed immediately in writing, in substantially the form of Exhibit B-2, specifying therein the requested (i) Swing Line Lender, (ii) date of such Borrowing (which shall be a Business Day), (iii) amount of such Borrowing, (iv) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and (v) account of the Borrower to which the proceeds of such Borrowing are to be made available.

                  (b) The relevant Swing Line Lender shall, no later than 2:00 P.M. (New York City time) notify the Administrative

         Agent and the Borrower of its decision whether or not to make the requested Swing Line Advance; provided that any failure by such Swing Line Lender to give such notice shall not cause such Swing Line Lender to be obligated to make such Swing Line Advance.

                  (c) If the relevant Swing Line Lender, in its sole discretion, elects to make such Swing Line Advance, it will (subject to the applicable conditions set forth in Article III) make the amount of such Swing Line Advance available to the Borrower at the account specified in the relevant Notice of Swing Line Borrowing.

                  (d) Upon demand by a Swing Line Lender through the Administrative Agent, each other Lender shall purchase from such Swing Line Lender, and such Swing Line Lender shall sell and assign to each other Lender, such other Lender's Pro Rata Share of each outstanding Swing Line Advance (and related claims for accrued and unpaid interest thereon) made by such Swing Line Lender, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Swing Line Lender by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the sum of (x) the portion of the outstanding principal amount of such Swing Line Advances to be purchased by such Lender plus (y) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Swing Line Advances. Each Lender's obligations to make such payments to the Administrative Agent for account of the Swing Line Lenders under this paragraph (d), and each Swing Line Lender's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the failure of any other Lender to make its payment under this paragraph (d), the financial condition of the Borrower, the existence of any Default, the failure of any of the conditions set forth in Article III to be satisfied, or the termination of the Commitments. Each such payment to a Swing Line Lender shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender agrees to purchase its Pro Rata Share of such outstanding Swing Line Advances on (i) the Business Day on which demand therefor is made by such Swing Line Lender, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by a Swing Line Lender to any other Lender of a portion of such Swing Line Lender's Swing Line Advances, such Swing Line Lender represents and warrants to such other Lender that such Swing Line Lender is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent for the account of such Swing Line Lender forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Swing Line Lender until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of such Swing Line Lender, such amount so paid in respect of principal shall constitute a Swing Line Advance by such Lender for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advances made by such Swing Line Lender shall be reduced by such amount.

         Section 2.05. Repayment.

                  (a) Revolving Credit Advances. The Borrower hereby promises to pay to the Administrative Agent for the account of each Lender on the Commitment Termination Date the full outstanding principal amount of the Revolving Credit Advances of such Lender.

                  (b) Swing Line Advances. The Borrower hereby promises to pay to each Swing Line Lender (with notice to the Administrative Agent), and to the Administrative Agent for the account of each other Lender that has made a Swing Line Advance, the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Commitment Termination Date.

                  (c) All Advances. All repayments of principal under this
         Section 2.05 shall be made together with interest accrued to the date of such repayment on the principal amount repaid.

         Section 2.06. Termination or Reduction of the Commitments.

                  (a) Optional. The Borrower may at any time or from time to time, upon not less than three Business Days' notice to the Administrative Agent, terminate in whole or reduce in part the Commitments, provided that (i) each partial reduction of the Commitments shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) the aggregate amount of the Commitments shall not be reduced below the sum of (1) the Letter of Credit Commitment then in effect and (2) the aggregate principal amount of Advances outstanding at such time.

                  (b) Mandatory. The Commitments shall be automatically and permanently reduced to zero on the Commitment Termination Date. In addition, the Commitments shall be automatically and permanently reduced as provided in Section 2.07(c).

                  (c) Reductions Pro Rata. Each reduction of the Commitments shall be applied to the respective Commitments of the Lenders according to their respective Pro Rata Shares.

                  (d) General. Commitments once terminated or reduced may not be reinstated.

         Section 2.07.  Prepayments, Etc.

                  (a) Optional Prepayments. (i) The Borrower may, upon at least three Business Days' notice (in the case of prepayment of Eurodollar Rate Advances) or upon notice given on the date of prepayment (in the case of prepayments of Base Rate Advances) to the Administrative Agent (which notice shall state the proposed date and aggregate principal amount of the prepayment), and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances in the aggregate amount and on the date specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (y) any such prepayment of a Eurodollar Rate Advance other than on the last day of the Interest Period therefor shall be accompanied by, and subject to, the payment of any amount payable under Section 8.04(c) in respect of such prepayment and (z) each such notice shall be made on the relevant day not later than 11:00 A.M. (New York City time). Each prepayment of Advances under this Section 2.07(a) shall be made for account of the Lenders according to their respective Pro Rata Shares of the principal amount of the Revolving Credit Advances then outstanding.

                           (ii) The Borrower may, upon notice to the
                  Administrative Agent and the relevant Swing Line Lender (which notice shall state the proposed date and aggregate principal amount of the prepayment), and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Swing Line Advances in the aggregate amount and on the date specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that (x) each partial prepayment shall be in an aggregate principal amount of not less than $1,000,000, (y) after giving effect to a partial prepayment, the outstanding principal amount of a Swing Line

                  Advance shall not be less than $1,000,000 and (z) each such notice shall be made not later than 11:00 A.M. (New York City time) on the date of the proposed prepayment.

                  (b)  Mandatory Prepayments; Commitment Reductions.

                           (i) Sale of Assets. Without limiting the obligation
                  of the Borrower to obtain the consent of the Required Lenders pursuant to Section 5.02(d) to any Disposition not otherwise permitted hereunder, on the first anniversary of each Disposition the Commitments shall be reduced, and, to the extent required by Section 2.07(c), the Borrower shall prepay the Advances (and/or provide cover for Letter of Credit Liabilities as specified in Section 2.07(d)), in an aggregate amount equal to (A) 100% of the Net Available Proceeds of such Disposition minus (B) the amount of such Net Available Proceeds theretofore invested or committed to be invested in the business of the Borrower and its Subsidiaries; provided that (x) for purposes of this clause (i) the aggregate Net Available Proceeds of all such Dispositions in a fiscal year shall be deemed to be reduced by $10,000,000 (but shall not be deemed to be less than zero); and (y) neither a Permitted Sale-Leaseback Transaction nor sales of Receivables shall be deemed to be a "Disposition" for purposes of this clause (i).

                           (ii) Debt Issuance. Without limiting the obligation
                  of the Borrower to obtain the consent of the Required Lenders pursuant to Section 5.02(b) to any Debt Issuance not otherwise permitted hereunder, upon any Debt Issuance (other than any Debt Issuance secured by Liens expressly permitted by Section 5.02(a)(ii)(5), (6), (7) or (10)), the Commitments shall be reduced, and, to the extent required by Section 2.07(c), the Borrower shall prepay the Advances (and/or provide cover for Letter of Credit Liabilities as specified in Section 2.07(d)), in an aggregate amount equal to 100% of the Net Available Proceeds thereof; provided that sales of Receivables shall be deemed not to be a "Debt Issuance" for purposes of this clause
                  (ii).

                           (iii) Receivables. Upon each sale, transfer,
                  assignment or other disposition of Receivables (including, without limitation, each such sale, transfer, assignment or other disposition under a Permitted Receivables Facility, but excluding Receivables sold or otherwise transferred for the purposes of collection in the ordinary course of business), the Commitments shall be reduced, and, to the extent required by Section 2.07(c), the Borrower shall prepay the Advances (and/or provide cover for Letter of Credit Liabilities as specified in Section 2.07(d)), in an aggregate amount equal to 100% of the Net Available Proceeds of such sale, transfer, assignment or other disposition.

                  (c) Application. On the dates specified in clauses (i), (ii) and (iii) of Section 2.07(b), the Commitments shall be reduced automatically in an aggregate amount equal to the amount specified in such paragraphs (and to the extent that, after giving effect to such reduction, the aggregate principal amount of Revolving Credit Advances, Swing Line Advances and Letter of Credit Liabilities would exceed the Commitments, the Borrower shall, first, prepay the Swing Line Advances, second, prepay Revolving Credit Advances and, third, provide cover for Letter of Credit Liabilities as specified in paragraph (d) below, in an aggregate amount equal to such excess).

                  (d) Cover for Letter of Credit Liabilities. In the event that the Borrower shall be required pursuant to Section 2.07(c) to provide cover for Letter of Credit Liabilities, the Borrower shall effect the same by paying to the Administrative Agent same day funds in an amount equal to the required amount, which funds shall be deposited in the L/C Cash Collateral Account until such time as the Letters of Credit shall have been terminated and all of the Letter of Credit Liabilities paid in full.

                  (e) Payments with Interest. All prepayments under this Section
         2.07 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

         Section 2.08.  Interest.

                  (a) Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full at the following rates per annum:

                           (i) Base Rate Advances. If such Advance is a Base
                  Rate Advance, a rate per annum equal at all times to the sum of (1) the Base Rate in effect from time to time plus (2) the Applicable Margin for Base Rate Advances in effect from time to time, payable in arrears quarterly on each Quarterly Date and on the date such Base Rate Advance shall be Converted (but only on the amount Converted) or paid in full.

                           (ii) Eurodollar Rate Advances. If such Advance is a
                  Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (1) the Eurodollar Rate for such Interest Period for such Advance plus (2) the Applicable Margin for Eurodollar Rate Advances in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each three-month anniversary of the first day of such Interest Period occurring during such Interest Period.

                           (iii) Swing Line Advances. If such Advance is a Swing
                  Line Advance, a rate per annum equal at all times to the sum of (1) the Base Rate in effect from time to time plus (2) the Applicable Margin for Base Rate Advances in effect from time to time, payable in arrears quarterly on each Quarterly Date, on the scheduled maturity date of such Swing Line Advance and on the date such Swing Line Advance shall be paid in full.

                  (b) Post-Default Interest. Notwithstanding Section 2.08(a), the Borrower shall pay interest on (x) the unpaid principal amount of each Advance owing to each Lender that is not paid when due, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to Section 2.08(a)(i),
         (a)(ii) or (a)(iii) and (y) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.08(a)(i).

                  (c) Retroactive Rate Changes. If a Retroactive Rate Decrease or a Retroactive Rate Increase (each, a "Retroactive Rate Change") shall occur and the Borrower shall theretofore have paid interest with respect to amounts outstanding hereunder and under the Notes during the related Retroactive Period (as hereinafter defined), then the Borrower shall, on the next date on which the Borrower is required to pay interest pursuant to this Section 2.08:

                           (i) in the event of a Retroactive Rate Increase, pay
                  such additional amounts as shall be necessary to give effect to such Retroactive Rate Increase for such Retroactive Period; and

                           (ii) in the event of Retroactive Rate Decrease, be
                  entitled to such reduction in the amount of interest so payable as shall be necessary to give effect to such Retroactive Rate Decrease for such Retroactive Period.

For purposes of this Section 2.08(c):

                  "Demonstration Certificate", "Retroactive Rate Decrease" and "Retroactive Rate Increase" have the respective meanings specified in the definition of "Applicable Margin" in Section 1.01.

                  "Retroactive Period" means, with respect to any Retroactive Rate Change, the period commencing on the first day of the fiscal quarter in which such Retroactive Rate Change occurs and ending on the earlier of (a) the date on which the Administrative Agent receives the related Demonstration Certificate and (b) the date 30 days following the end of the prior fiscal quarter of the Borrower.

         Section 2.09.  Fees.

                  (a) Facility Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the average daily amount (whether used or unused) of such Lender's Commitment (computed without regard to any Swing Line Reduction or any Letter of Credit Reduction) from the Closing Date (in the case of each Initial Lender), and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender (in the case of each other Lender), until the Commitment Termination Date, payable in arrears on each Quarterly Date and on the Commitment Termination Date, at a rate per annum equal to the Applicable Fee Percentage in effect from time to time. Notwithstanding the foregoing, no such facility fee shall be payable to a Lender for any period during which such Lender has failed to make any Advance it is required to make pursuant to the terms and conditions hereof.

                  (b) Letter of Credit Fees. The Borrower hereby promises to pay to the Administrative Agent (i) for the account of each Issuing Bank a non-refundable fronting fee of 1/16 of 1% (or such other amount as may be agreed between the Borrower and such Issuing Bank) per annum of the face amount of each Letter of Credit issued by it for the period from the date of issuance thereof until such Letter of Credit has been drawn in full, expires or is terminated and (ii) for the account of each Lender a non-refundable commission on such Lender's Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit then outstanding at the Applicable Letter of Credit Fee Rate, such fees to be payable in arrears on each Quarterly Date and on the Commitment Termination Date and calculated, for any day, after giving effect to any payments made under such Letter of Credit on such day.

                  (c) Letter of Credit Expenses. The Borrower shall pay to each Issuing Bank, for its own account, such commission, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of the Letters of Credit issued by it as the Borrower and such Issuing Bank shall agree; provided that all fees and other charges payable pursuant to this Section 2.09(c) shall be the customary amounts charged by such Issuing Bank in connection with the issuance or administration of similar letters of credit and the amounts so determined shall be adjusted as necessary to avoid a duplicative payment hereunder.

         Section 2.10.  Conversion and Continuation of Advances.

                  (a) Optional Conversion. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.10 and 2.11, Convert all or any portion of the Revolving Credit Advances of one Type outstanding (and, in the case of Eurodollar Rate Advances, having the same Interest Period); provided that any such Conversion of a Eurodollar Rate Advance other than on the last day of the Interest Period therefor shall be accompanied by, and subject to, the payment of any amount payable under Section 8.04(c) in respect of such Conversion, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in
         Section 2.03(b)(i) and no Conversion of any Revolving Credit Advances shall result in a greater number of separate Interest Periods in respect of Eurodollar Rate Advances than permitted under Section 2.03(b)(ii). Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion,
         (ii) the aggregate amount and Type of the Revolving Credit Advances (and, in the case of Eurodollar Rate Advances, the Interest Period therefor) to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

                  (b) Certain Mandatory Conversions.

                           (i) On the date on which the aggregate unpaid
                  principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000 such Advances shall automatically Convert into Base Rate Advances.

                           (ii) If the Borrower shall fail to select the
                  duration of any Interest Period for any outstanding Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 and in clause (a) or (c) of this Section 2.10, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

                           (iii) Upon the occurrence and during the continuance
                  of any Event of Default, unless the Required Lenders otherwise agree, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, or to Continue, Eurodollar Rate Advances shall be suspended.

                  (c) Continuations. The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Continuation and subject to the provisions of Sections 2.09, Continue all or any portion of the outstanding Eurodollar Rate Advances having the same Interest Period as such Eurodollar Rate Advances; provided that any such Continuation shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Continuation of Eurodollar Rate Advances shall be in an amount not less than the minimum Borrowing amount specified in Section 2.03(b)(i) and no Continuation of any Eurodollar Rate Advances shall result in a greater number of separate Interest Periods in respect of Eurodollar Rate Advances than permitted under Section 2.03(b)(ii). Each such notice of Continuation shall, within the restrictions specified above, specify (i) the date of such Continuation, (ii) the aggregate amount of, and the Interest Period for, the Revolving Credit Advances being Continued and (iii) the duration of the initial Interest Period for the Eurodollar Rate Advances subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on the Borrower.

         Section 2.11.  Increased Costs, Illegality, Etc.

                  (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation (to the extent any such introduction or change occurs after the date hereof) or (ii) the compliance with any guideline or request from any central bank or other governmental authority adopted or made after the date hereof (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender in good faith and setting forth in reasonable detail the basis for such increased cost, shall be conclusive and binding for all purposes, absent manifest error.

                  (b) If any Lender determines that compliance with any law or regulation enacted or introduced after the date hereof or any guideline or request from any central bank or other governmental authority adopted or made after the date hereof (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type or the issuance of the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or such corporation or other entity) in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder or to the issuance or maintenance of any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender in good faith and setting forth in reasonable detail the basis for such increased cost shall be conclusive and binding for all purposes, absent manifest error.

                  (c) If, with respect to any Eurodollar Rate Advances, (i) the Required Lenders reasonably determine and notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, or (ii) if fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (x) each Eurodollar Rate Advance will automatically, on the last day of any then existing Interest Period therefor, Convert to a Base Rate Advance, and (y) the obligation of the Lenders to make, or to Convert Advances into, or to Continue, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

                  (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation (to the extent any such introduction or change occurs after the date hereof) shall make it unlawful, or any central bank or other governmental authority having appropriate jurisdiction shall assert in writing that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance of such Lender will automatically, on the last day of the then-current Interest Period or on such earlier date as may be required by law, Convert to a Base Rate Advance and (ii) the obligation of such Lender to make, or to Convert Advances into, or to Continue, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

                  (e) The Borrower shall not be obligated to pay any additional amounts arising pursuant to clauses (a) and (b) of this Section 2.11 that are attributable to the Excluded Period with respect to such additional amount; provided that if an applicable law, rule, regulation, guideline or request shall be adopted or made on any date and shall be applicable to the period (a "Retroactive Period") prior to the date on which such law, rule, regulation, guideline or request is adopted or made, the limitation on the Borrower's obligations to pay such additional amounts hereunder shall not apply to the additional amounts payable in respect of such Retroactive Period.

         Section 2.12.  Payments and Computations.

                  (a) The Borrower shall make each payment hereunder and under the Notes not later than 12:00 Noon (New York City time) on the day when due in U.S. Dollars to the Administrative Agent at the Administrative Agent's Account in same day funds and, except as expressly set forth herein, without deduction, set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, facility fees or letter of credit fees ratably (other than amounts payable pursuant to Section 2.11(a), 2.11(b), 2.13, 2.15(d) or 8.04(c) or amounts payable to an Issuing Bank in respect of Letters of Credit) to the Lenders for the account of their Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                  (b) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, and the Borrower has not otherwise directed how such funds are to be applied (which direction is consistent with the terms of the Loan Documents), the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender's proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender as the Administrative Agent shall direct.

                  (c) Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

                  (d) All computations of interest (other than interest determined under paragraph (a) of the definition of "Base Rate" in
         Section 1.01), facility fees, letter of credit fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, and all computations of interest under paragraph (a) of the definition of "Base Rate" in Section 1.01 shall be made by the Administrative Agent on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder made in accordance with the provisions of this Agreement shall be conclusive and binding for all purposes, absent manifest error.

                  (e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

                  (f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

         Section 2.13.  Taxes.

                  (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Swing Line Lender, each Issuing Bank and the Administrative Agent (each, a "Tax Indemnitee"), net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on such Tax Indemnitee by the state or foreign jurisdiction under the laws of which such Tax Indemnitee is organized or any political subdivision thereof and, in the case of such Tax Indemnitee, franchise taxes and net income taxes that are imposed on it by the state or foreign jurisdiction of such Person's Applicable Lending Office or any political subdivision thereof

         (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Tax Indemnitee, (i) subject to Section 2.13(f), the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Tax Indemnitee receives an amount equal to the sum it would have received had no such deductions been made,
         (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made by it hereunder or under the Notes or from the execution, delivery or registration of this Agreement or the Notes (hereinafter referred to as "Other Taxes").

                  (c) The Borrower will indemnify each Tax Indemnitee for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by such Tax Indemnitee and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from such date such Tax Indemnitee makes written demand therefor.

                  (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, appropriate evidence of payment thereof. If the Borrower shall make a payment hereunder or under the Notes through an account or branch outside the United States, or a payment is made on behalf of the Borrower by a payor that is not a United States Person, the Borrower will, if no taxes are payable in respect of such payment, furnish, or will cause such payor to furnish, to the Administrative Agent, at such address, a certificate from the appropriate taxing authority or authorities, or an opinion of counsel acceptable to the Administrative Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States Person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

                  (e) Each Tax Indemnitee organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement (in the case of each Initial Lender and each initial Swing Line Lender) and on the date of the Assignment and Acceptance pursuant to which it became a Lender (in the case of each other Lender), and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Tax Indemnitee remains lawfully able to do so after the date such Person becomes a party hereto), provide the Administrative Agent and the Borrower with either
         (i) Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Tax Indemnitee is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement and the Notes or certifying that the income receivable pursuant to this Agreement and the Notes is effectively connected with the conduct of a trade or business in the United States or (ii) Internal Revenue Service form W-8, upon which the Borrower is entitled to rely, from a Tax Indemnitee that has not at the time it becomes a party hereto been named in any notice issued by the Secretary of the Treasury (or such Secretary's authorized delegate) pursuant to Sections 881(c)(2)(B) or 871(h)(5) of the Internal Revenue Code, or any successor form or statement prescribed by the Internal Revenue Service in order to establish that such Tax Indemnitee is entitled to treat the interest payments under this Agreement and the Notes as portfolio interest that is exempt from withholding tax under the Internal Revenue Code, together with a certificate stating that such Tax Indemnitee is not described in
         Section 881(c)(3) of the Internal Revenue Code. If the form provided by a Tax Indemnitee at the time it first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero (or if such Tax Indemnitee cannot provide at such time such form because it is not entitled to reduced withholding under a treaty, the payments are not effectively connected income and the payments do not qualify as portfolio interest), withholding tax at the rate indicated in such form (or at the then existing U.S. statutory rate if the Tax Indemnitee cannot provide such a form) shall be excluded from Taxes unless and until such Lender provides the appropriate form certifying that a zero rate applies; provided that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to the extent such tax results in liability for such payments, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States interest withholding tax, if any, applicable with respect to the Lender assignee on such date.

                  (f) For any period with respect to which a Tax Indemnitee has failed to provide the Borrower and the

         Administrative Agent with the appropriate form described in Section 2.13(e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e)), such Lender shall not be entitled to indemnification under subsection (a) or
         (c) with respect to Taxes imposed by the United States or any state or other political subdivision thereof.

                  (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.13 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office(s) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

                  (h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13 shall survive the payment in full of principal and interest hereunder and under the Notes.

         Section 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11(a), 2.11(b), 2.13, 2.15(d) or 8.04(c), or payments to an Issuing Bank in respect of Letters of Credit) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

         Section 2.15. Letters of Credit.

                  (a) Issuance of Letters of Credit, Etc. The Borrower may request one or more Issuing Banks to issue, on the terms and conditions hereinafter set forth, stand-by and performance letters of credit (letters of credit so issued being herein called "Letters of Credit") from time to time on any Business Day during the period from the date hereof until the date 90 days prior to the Commitment Termination Date; provided that:

                           (i) the Letter of Credit Commitments shall be
                  utilized under this Section 2.15 solely for the issuance of Letters of Credit for the account of the Borrower and, to the extent specified by the Borrower, for the account of (or to support obligations of) one or more of its Subsidiaries;

                           (ii) the aggregate Available Amount of all Letters of
                  Credit issued by all Issuing Banks shall not exceed at any time the Letter of Credit Sublimit, and the aggregate outstanding principal amount of all Revolving Credit Advances and Swing Line Advances at any time, when added to the aggregate amount of Letter of Credit Liabilities at such time, shall not exceed the aggregate Commitments of the Lenders at such time;

                           (iii) the aggregate amount of all Letter of Credit
                  Liabilities under Letters of Credit issued by any Issuing Bank shall not exceed at any time the Letter of Credit Commitment of such Issuing Bank; and

                           (iv) no Letter of Credit shall have an expiration
                  date later than, or shall permit the account party or the beneficiary to require the renewal thereof to a date beyond, the date 30 days prior to the Commitment Termination Date.

                  (b) Request for Issuance.

                           (i) Each Letter of Credit shall be issued upon
                  notice, given not later than 1:00 P.M. (New York City time) two Business Days prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the relevant Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof by telex or telecopier. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telecopier, confirmed promptly in writing, specifying therein (1) the requested date of such issuance (which shall be a Business Day), (2) the Available Amount requested for such Letter of Credit, (3) the expiration date of such Letter of Credit, (4) the account party or parties for such Letter of Credit, (5) the name and address of the issuer and the beneficiary of such Letter of Credit and (6) the form of such Letter of Credit, together with a description of the nature of the transactions or obligations proposed to be supported thereby. If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance.

                           (ii) Each Issuing Bank shall furnish (1) to the
                  Administrative Agent, each Lender and the Borrower on the first Business Day of each month, a written report summarizing the issuance and expiration dates of the Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by the Issuing Bank and (2) to the Administrative Agent and each Lender on the first Business Day of each calendar quarter, a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

                  (c) Drawing and Reimbursement.

                           (i) The payment by an Issuing Bank of a draft drawn
                  under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of an advance to the Borrower in the amount of such payment, which the Borrower agrees to repay on demand and, if not paid on demand, shall bear interest, from the date demanded to the date paid in full (and which interest shall be payable on demand), (x) from and including the date of demand to but not including the second Business Day thereafter at the Base Rate in effect for each such day plus the Applicable Margin for Base Rate Advances in effect for each such day, and (y) from and including said second Business Day thereafter at the Post-Default Rate. Without limiting the obligations of the Borrower hereunder, upon demand by such Issuing Bank through the Administrative Agent, each Lender shall make Revolving Credit Advances in an aggregate amount equal to the amount of such Lender's Pro Rata Share of such advance by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the sum of (A) its Pro Rata Share of the outstanding principal amount of such advance plus (B) interest accrued and unpaid to and as of such date on the outstanding principal amount of such advance.

                           (ii) Each Lender agrees to make such Revolving Credit
                  Advances on the Business Day on which demand therefor is made by the relevant Issuing Bank through the Administrative Agent (provided that notice of such demand is given not later than 12:00 Noon (New York City time) on such Business Day) or (if notice of such demand is given after such time) the first Business Day next succeeding such demand.

                           (iii) If and to the extent that any Lender shall not
                  have so made the amount of such Advance available to the Administrative Agent for account of such Issuing Bank, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the relevant Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

                           (iv) The Revolving Credit Advances provided for in
                  this Section 2.15 shall be made by the Lenders irrespective of whether there has occurred and is continuing any Default, or of whether any other condition precedent specified in Article III has not been satisfied or of whether the Commitment shall have been terminated or cancelled, and the obligation of each Lender to make such Advances is absolute and unconditional.

                  (d) Increased Costs.

                           (i) If any change in any law or regulation or in the
                  interpretation thereof (to the extent any such change occurs after the date hereof) by any court or administrative or governmental authority charged with the administration thereof shall either (x) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit or guarantees issued by, or assets held by, or deposits in or for the account of, any Issuing Bank or any Lender or (y) impose on any Issuing Bank or any Lender any other condition regarding this Agreement or such Issuing Bank or such Lender or any Letter of Credit, and the result of any event referred to in the preceding clause (x) or (y) shall be to increase the cost to such Issuing Bank or Lender of issuing or maintaining any Letter of Credit or any commitment hereunder in respect of Letters of Credit, then, upon demand by such Issuing Bank or such Lender, the Borrower shall immediately pay to such Issuing Bank or such Lender, from time to time as specified by such Issuing Bank or such Lender, additional amounts that shall be sufficient to compensate such Issuing Bank or such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Issuing Bank or such Lender in good faith and setting forth in reasonable detail the basis for such increased cost, shall be conclusive and binding for all purposes, absent manifest error.

                           (ii) The Borrower shall not be obligated to pay any
                  additional amounts arising pursuant to this Section 2.15(d) that are attributable to the Excluded Period with respect to such additional amounts; provided that if an applicable law, rule, regulation, guideline or request shall be adopted or made on any date and shall be applicable to the period (a "Retroactive Period") prior to the date on which such law, rule, regulation, guideline or request is adopted or made, the limitation on the Borrower's obligation to pay such additional amounts hereunder shall not apply to the additional amounts payable in respect of such Retroactive Period.

                  (e) Obligations Absolute. The Obligations of the Borrower under this Agreement and any other agreement or instrument relating to any Letter of Credit (as hereafter amended, supplemented or otherwise modified from time to time, collectively, the "L/C Related Documents") shall, to the extent permitted by law, be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of such L/C Related Document under all circumstances, including, without limitation, the following circumstances:

                           (i) any lack of validity or enforceability of any one
                  or more of such other documents and agreements, including, but not limited to, the L/C Related Documents;

                           (ii) any change in the time, manner or place of
                  payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                           (iii) the existence of any claim, set-off, defense or
                  other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

                           (iv) any statement or any other document presented
                  under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                           (v) payment by an Issuing Bank under a Letter of
                  Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit, except to the extent that such payment resulted from such Issuing Bank's willful misconduct or gross negligence in determining whether such draft or certificate complies on its face with the terms of such Letter of Credit;

                           (vi) any exchange, release or nonperfection of any
                  collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

                           (vii) any other circumstance or happening whatsoever,
                  whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

         Section 2.16. Replacement of Lender.

                  (a) Subject to clause (b) below, in the event that any Lender requests compensation pursuant to Section 2.11(a), 2.11(b), 2.13 or 2.15(d), or the obligation of any Lender to make, or to Convert Base Rate Advances into, or to Continue, Eurodollar Rate Advances shall be suspended pursuant to Section 2.11(c) or 2.11(d) (such Lender being herein called an "Affected Lender"), then, so long as such condition exists, the Borrower may, after the date 30 days after the date of such request or suspension, (i) designate an Eligible Assignee acceptable to the Administrative Agent, each Issuing Bank and each Swing Line Lender (which acceptance will not be unreasonably withheld) that is not an Affiliate of the Borrower (such Eligible Assignee being herein called a "Replacement Lender") to assume the Affected Lender's Commitments and other obligations hereunder and to purchase the Affected Lender's Advances and other rights under the Loan Documents (all without recourse to or representation or warranty by, or expense to, the Affected Lender) for a purchase price equal to the aggregate principal amount of the outstanding Advances held by the Affected Lender plus all accrued but unpaid interest on such Advances and accrued but unpaid fees owing to the Affected Lender (and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent and compliance with the requirements of Section 8.07(c), the Replacement Lender shall succeed to the rights and obligations of the Affected Lender hereunder and the other Loan Documents), and (ii) pay to the Affected Lender all amounts payable to such Affected Lender under Section 8.04(c), calculated as if the purchase by the Replacement

         Lender constituted a mandatory prepayment of Advances by the Borrower, and (iii) pay to the Administrative Agent the processing and recordation fee specified in Section 8.07(a)(v) with respect to such assignment. In the event that the Borrower exercises its rights under this paragraph (a), the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under the other Loan Documents; provided that the obligations of the Borrower to the Affected Lender under Sections 2.11, 2.13, 2.15(d) and 8.04 with respect to events occurring or obligations arising before or as a result of such replacement shall survive such exercise.

                  (b) The Borrower may not exercise its rights under this
         Section 2.16 with respect to any Affected Lender unless the Borrower simultaneously exercises such rights with respect to all Affected Lenders or if a Default has occurred and is then continuing.

         Section 2.17. Use of Proceeds. The proceeds of the Advances and the Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and the Letters of Credit) solely (a) to refinance certain existing Debt of the Borrower and its Subsidiaries, (b) to fund certain purchases of non-U.S. inventory and other short-term assets by the Borrower and its Subsidiaries, (c) to fund certain accrued employee benefits of the Borrower,
(d) to finance loans from the Borrower to the ESOP (provided that proceeds of Advances used for such purpose shall not exceed $50,000,000 in the aggregate) and (e) for the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries, in each case in compliance with all applicable legal and regulatory requirements. Neither the Administrative Agent nor any Lender, Swing Line Lender or Issuing Bank shall have any responsibility as to the application or use of any of the proceeds of any Advance or Letter of Credit.


                                   ARTICLE III

                              CONDITIONS OF LENDING

         Section 3.01. Conditions Precedent to Initial Borrowing. The obligation of each Lender to make a Revolving Credit Advance on the occasion of the initial Borrowing is subject to the following conditions precedent being satisfied on or before July 15, 1996:

                  (a) Documents. The Administrative Agent shall have received the following documents (with, in the case of clauses (2), (3), (4), (5) and (6) below, sufficient copies for each Lender), each of which shall be satisfactory to the Administrative Agent in form and substance:

                           (1) Notes. The Notes payable to the order of the
                  Lenders, respectively.

                           (2) Corporate Documents. Certified copies of the
                  charter and by-laws (or equivalent documents) of the Borrower and of all corporate authority for the Borrower (including, without limitation, board of director resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by the Borrower from time to time in connection herewith and the extensions of credit hereunder (and the Administrative Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from the Borrower to the contrary).

                           (3) Opinion of Borrower's Counsel. (i) A favorable
                  opinion of Skadden, Arps, Slate, Meagher & Flom, special counsel for the Borrower, and (ii) a favorable opinion of Carolyn A. Bates, Esq., general counsel of the Borrower, in substantially the forms of Exhibits C-1 and C-2, respectively, and as to such other matters as the Administrative Agent, any Lender through the Administrative Agent may reasonably request.

                           (4) Opinion of Administrative Agent's Counsel. A
                  favorable opinion of Milbank, Tweed, Hadley & McCloy, special New York counsel for the Administrative Agent, in substantially the form of Exhibit D.

                           (5) Closing Certificate. A certificate of a senior
                  financial officer of the Borrower to the effect that:

                                    (x) the representations and warranties
                           contained in each Loan Document are correct on and as of the Closing Date, before and after giving effect to the Spin-Off and the other transactions contemplated to occur on or prior to the Closing Date, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

                                    (y) no event has occurred and is continuing
                           that constitutes a Default.

                           (6) Solvency. A certificate of a senior financial
                  officer of the Borrower to the effect that the Borrower (both individually and collectively with its Subsidiaries) is Solvent.

                           (7) Insurance. Certificates of insurance evidencing
                  the existence of all insurance maintained by the Borrower. In addition, the Administrative Agent shall have received a certificate of a senior financial officer of the Borrower stating that such insurance is in full force and effect.

                  (b) Spin-Off. The Administrative Agent shall have received the following, each of which shall be satisfactory to the Administrative Agent in form and substance::

                           (1) Spin-Off Resolutions, Etc. Certified copies of
                  the resolutions of the Board of Directors of 3M, the Borrower and Imation Enterprises Corp. authorizing and approving the Spin-Off and the transactions contemplated thereby.

                           (2) Spin-Off Documents, Etc. Certified copies of each
                  Spin-Off Document and each Material Contract, each as amended and in effect on the Closing Date.

                           (3) Spin-Off Effectiveness, Etc. Evidence that (i)
                  all conditions to the Spin-Off shall have been met or waived to the satisfaction of the Lenders; (ii) not less than 90% of the Spin-Off Properties shall have been, or shall simultaneously with the initial Borrowing hereunder be, transferred or purchased by the Borrower and its Subsidiaries pursuant to the Spin-Off Documents; and (iii) the Spin-Off shall otherwise have been, or shall simultaneously with the initial Borrowing hereunder be, consummated in all material respects in accordance with the terms of the Distribution Agreement and the other Spin-Off Documents (without any waiver or amendment not consented to by the Lenders of any material term, provision or condition therein), and in compliance with all applicable law.

                  (c) Governmental Approvals. The Administrative Agent shall have received evidence satisfactory to it of receipt of all governmental and third party consents and approvals necessary in connection with this Agreement (without the imposition of any conditions except those that are acceptable to the Lenders) and that the same remain in effect.

                  (d) Fees. The Borrower shall have paid all accrued fees and expenses of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent in connection with this Agreement).

                  (e) Other Items. The Administrative Agent shall have received such other approvals, opinions and documents relating to this Agreement and the transactions contemplated hereby as any Lender may, through the Administrative Agent, reasonably request.

         Section 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Lender to make an Advance on the occasion of each Borrowing (excluding, however, the making of any Advance pursuant to Section 2.15), and the right of the Borrower to request a Swing Line Borrowing or the issuance of a Letter of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or issuance such statements are true):

                  (i) the representations and warranties contained in each Loan Document are correct on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

                  (ii) no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default.

         Section 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender's ratable portion of such Borrowing.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                  (a) The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and (iii) has all requisite power (corporate or other) and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                  (b) Set forth on Schedule 4.01(b) is a complete and accurate list of all Material Subsidiaries of the Borrower as of the Closing Date, showing as of such date (as to each such Subsidiary) the jurisdiction of its organization and the percentage of the outstanding shares or interests of each class of capital stock or partnership interests owned (directly or indirectly) by the Borrower. All of the outstanding capital stock or partnership interests of all of such Subsidiaries has been validly issued, is fully paid and non-assessable and, except as otherwise specified on Schedule 4.01(b), is owned by the Borrower or one or more of its Subsidiaries free and clear of all Liens. Except as otherwise specified on Schedule 4.01(b), as of the Closing Date there are no options, warrants, rights of conversion or purchase or similar rights outstanding covering shares of capital stock or partnership interests of any Material Subsidiaries of the Borrower. Each Material Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation or limited partnership, as the case may be, in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and

         (iii) has all requisite power (corporate or other) and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                  (c) The execution, delivery and performance by the Borrower of this Agreement and the Notes, and the consummation of the Spin-Off and the other transactions contemplated hereby are within the Borrower's powers (corporate or other), have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower's charter or by-laws, (ii) violate any applicable law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation U and Regulation X), order, writ, judgment, injunction, decree, determination or award (except for any such violation, by action or inaction of the Borrower, that could not reasonably be expected to have a Material Adverse Effect and that could not result in any liability of any Lender), (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower, any of its Material Subsidiaries or any of their properties (except for any such conflict, breach or default, caused by action or inaction of the Borrower, that could not reasonably be expected to have a Material Adverse Effect and that could not result in any liability of any Lender) or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Material Subsidiaries. Neither the Borrower nor any of its Material Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably expected to have a Material Adverse Effect.

                  (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by the Borrower of this Agreement or the Notes, for the consummation of the transactions contemplated hereby (other than the Spin-Off) or (ii) the exercise by the Administrative Agent or any Lender, Swing Line Lender or Issuing Bank of its rights under the Loan Documents, except for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the consummation of the Spin-Off or the transactions contemplated thereby, except for the authorizations, approvals, actions, notices and filings
         (x) the failure to obtain could not reasonably be expected to have a Material Adverse Effect or (y) which have been duly obtained, taken, given or made and are in full force and effect. On the date of initial Borrowing, all applicable waiting periods in connection with the Spin-Off and the other transactions contemplated hereby and thereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Spin-Off or the rights of the Borrower or its Subsidiaries.

                  (e) This Agreement has been, and each of the Notes when delivered will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditors generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

                  (f) (i) The pro forma balance sheet of the Borrower as at March 31, 1996 as presented in the Form 10 (copies of which have been furnished to each Lender) presents accurately (subject to year-end audit adjustments) the pro forma financial condition of the Borrower as at such date (determined as if the Spin-Off had occurred on such date), all in accordance with generally accepted accounting principles applied on a consistent basis.

                           (ii) The historical balance sheet of the Borrower as
                  at December 31, 1995 and the related historical statements of income and cash flows of the Borrower for the twelve months then ended, accompanied by an opinion of Coopers & Lybrand L.L.P. independent public accountants, and the historical balance sheet of the Borrower as at March 31, 1996 and the related historical statements of income and cash flows of the Borrower for the three months then ended, as presented in the Form 10 (copies of which have been furnished to each Lender) present fairly, in all material respects (subject, in the case of said balance sheet as at March 31, 1996, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments) the historical financial condition of the Borrower as at such dates and the historical results of the operations of the Borrower for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis.

                           (iii) Except as disclosed in the Form 10, since
                  December 31, 1995, there has been no Material Adverse Change.

                  (g) (A) No written information, exhibit or report (as at the Closing Date) furnished by any officer of the Borrower to the Administrative Agent, any Issuing Bank, any Swing Line Lender or any Lender in connection with the negotiation of the Loan Documents (when taken together) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading and (B) none of the information, exhibits or reports furnished by the Borrower to the Administrative Agent or any Lender pursuant to Section 5.03 contained (on the date of delivery thereof) any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

                  (h) There is no action, suit, litigation or proceeding against the Borrower or any of its Material Subsidiaries or any of their respective property, including any Environmental Action, pending before any court, governmental agency or arbitrator, or (to the knowledge of the Borrower) threatened, nor (to the knowledge of the Borrower) is there any investigation pending in respect of the Borrower, that (i) could reasonably be expected to have a Material Adverse Effect, or (ii) on the Closing Date could reasonably be expected to affect the legality, validity or enforceability of this Agreement, any Note or the consummation of the Spin-Off or the other transactions contemplated hereby.

                  (i) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock; except as expressly permitted in Section 2.17, no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; and no proceeds of any Advance will be used for any purpose which violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. Each employee stock ownership plan of the Borrower comprising part of the ESOP has been adopted by the Borrower, approved by the Borrower's shareholders and provides for the purchase of capital stock of the Borrower constituting Margin Stock.

         After applying the proceeds of each Advance, not more than 25% of the value of the assets of the Borrower and the Borrower's Subsidiaries (as determined in good faith by the Borrower) that are subject to Section 5.02(a) or Section 5.02(d) will consist of or be represented by Margin Stock. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U, the statements made in which shall be such, in the opinion of each Lender, as to permit the transactions contemplated hereby in accordance with Regulation U.

                  (j) Set forth on Schedule 4.01(j) is a complete and accurate list, as of the Closing Date, of each Plan that is subject to Title IV of ERISA and each Multiemployer Plan with respect to any employees or former employees of the Borrower or any of its ERISA Affiliates.

                  (k) No ERISA Event has occurred or, to the Borrower's knowledge, is reasonably expected to occur with respect to any Plan of the Borrower or any of its ERISA Affiliates that could reasonably be expected to have a Material Adverse Effect.

                  (l) Since the date of the Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan of the Borrower or any of its ERISA Affiliates, there has been no change in the funding status of any such Plan except to the extent that such change (or the aggregate of all such changes) could not reasonably be expected to have a Material Adverse Effect.

                  (m) Neither the Borrower nor, to the Borrower's knowledge, any of its ERISA Affiliates has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan except to the extent such withdrawal liability (or the aggregate of all such withdrawal liability) is not reasonably expected to have a Material Adverse Effect.

                  (n) Neither the Borrower nor, to the Borrower's knowledge, any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA.

                  (o) As of the Closing Date, the aggregate annualized cost on a pay-as-you-go basis (including, without limitation, the cost of insurance premiums) with respect to post-retirement benefits under welfare plans (other than post-retirement benefits required to be provided by Section 4980B of the Internal Revenue Code or applicable state law) for which the Borrower and its Subsidiaries is liable does not exceed $10,000,000.

                  (p) Neither the business nor the properties of the Borrower or any of its Material Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

                  (q) Except as provided in Schedule 4.01(q) or to the extent any of the following could not reasonably be expected to have a Material Adverse Effect, (i) the operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Borrower and its Subsidiaries, the Borrower and its Subsidiaries are in compliance in all material respects with all such Environmental Permits, and (ii) to the best of the Borrower's knowledge, no circumstances exist that could (x) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or (y) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

                  (r) Except as provided in Schedule 4.01(r) or to the extent any of the following could not reasonably be expected to have a Material Adverse Effect, as of the Closing Date (i) none of the properties of the Borrower or any of its Subsidiaries is listed or proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list of sites requiring investigation or cleanup, and (ii) no underground storage tanks, as such term is defined in 42 U.S.C. 6901, are located on any property of the Borrower or any of its Subsidiaries.

                  (s) Except as provided in Schedule 4.01(s) or to the extent any of the following could not reasonably be expected to have a Material Adverse Effect, as of the Closing Date neither the Borrower nor any of its Subsidiaries has been notified in writing by any federal, state or local governmental agency or any other Person that the Borrower or any of its Subsidiaries is potentially liable for the remedial or other costs with respect to treatment, storage, disposal, release, arrangement for disposal or transportation of any Hazardous Material generated by the Borrower or any of its Subsidiaries, except for costs incurred in the ordinary course of business with respect to treatment, storage, disposal or transportation of such Hazardous Materials.

                  (t) The Borrower and each of its Material Subsidiaries has filed, has caused to be filed or has been included in, all federal and state income tax returns and all other material tax returns (federal, state, local and foreign) required to be filed and has paid (or is contesting in good faith by appropriate proceedings) all taxes shown thereon to be owing, together with applicable interest and penalties.

                  (u) Neither the Borrower nor any of its Material Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Material Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  (v) The Borrower (both individually and collectively with its Subsidiaries) is Solvent.

                  (w) Set forth on Schedule 4.01(w) is a complete and accurate list, as of a date not more than five days prior to the Closing Date, of all existing Debt of the Borrower and its Material Subsidiaries in an aggregate principal amount in excess of $10,000,000, showing as of such date the principal amount outstanding thereunder and whether such Debt is secured by any Lien.


                                    ARTICLE V

                                    COVENANTS

         Section 5.01. Affirmative Covenants. So long as any principal of or interest on any Advance or any other amount payable under this Agreement shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrower will, and will cause each of its Material Subsidiaries to:

                  (a) Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and all Environmental Laws and Environmental Permits (except to the extent that non-compliance with any thereof could not reasonably be expected to have a Material Adverse Effect).

                  (b) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither the Borrower nor any of its Material Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained to the extent required by GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

                  (c) Maintenance of Insurance. Maintain with responsible and reputable insurance companies or associations, insurance, including business interruption insurance with respect to each manufacturing plant, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses.

                  (d) Preservation of Corporate Existence, Etc. Subject to
         Section 5.02(c) and (d), preserve and maintain its corporate existence, rights (charter and statutory) and franchises; provided that neither the Borrower nor any of its Material Subsidiaries shall be required to preserve any right or franchise if the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

                  (e) Visitation Rights. At any reasonable time and as may be reasonably requested from time to time (and, so long as no Default shall have occurred and is continuing, upon reasonable advance notice), permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Material Subsidiaries (in the presence of an appropriate officer or representative of the Borrower), and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

                  (f) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Material Subsidiary in accordance with GAAP.

                  (g) Maintenance of Properties, Etc. Maintain and preserve, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  (h) Performance of Spin-Off Documents. Perform and observe all of the terms and provisions of each Spin-Off Document to be performed or observed by it, maintain each such Spin-Off Document in full force and effect and enforce such Spin-Off Document in accordance with its terms, except to the extent the failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

                  (i) Transactions with Affiliates. Conduct all transactions (including, without limitation, transactions otherwise permitted under the Loan Documents) with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or its Material Subsidiary than would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate; provided that this Section 5.01(i) shall not be applicable to (i) transactions between the Borrower and wholly owned Subsidiaries of the Borrower or between wholly owned Subsidiaries of the Borrower unless otherwise prohibited by this Agreement and (ii) compensation paid for services rendered by any director or officer of the Borrower or any director or officer of a Subsidiary of the Borrower serving at the direction or request of the Borrower to the extent such compensation is determined in the good faith exercise of business judgment by the Board of Directors of the Borrower to be reasonable and appropriate to the functions of such office.

         Section 5.02. Negative Covenants. So long as any principal of or interest on any Advance or any other amount payable under this Agreement shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any

Commitment hereunder, the Borrower will not, and will not permit any of its Material Subsidiaries to:

                  (a) Liens, Etc.

                           (i) Create, assume or suffer to exist any Lien on or
                  in respect of (or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor or sign any security agreement authorizing any secured party thereunder to file such financing statement in respect of) any capital stock of any of the Borrower's Subsidiaries or on any Debt owed by any of the Borrower's Subsidiaries to the Borrower or any of the Borrower's other Subsidiaries, in each case whether now owned or hereafter acquired.

                           (ii) Create, incur, assume or suffer to exist any
                  Lien on or with respect to any of its other properties of any character (including, without limitation, Receivables) whether now owned or hereafter acquired, or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Material Subsidiaries as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, or assign any Receivables or other right to receive income, excluding from the operation of the foregoing restrictions in this clause (ii) the following:

                                    (1) Liens in favor of the Administrative
                           Agent for the benefit of the Lenders, Swing Line Lenders and Issuing Banks hereunder;

                                    (2) Permitted Liens;

                                    (3) Liens existing on the Closing Date and
                           identified on Schedule 4.01(w);

                                    (4) Liens on Receivables of the Borrower and
                           its Subsidiaries under a Permitted Receivables Facility;

                                    (5) Purchase money Liens upon or in property
                           acquired or held by the Borrower or such Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Debt (including, without limitation, commercial letters of credit) incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition (and not created in anticipation thereof), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that the Debt secured by any such Lien shall at no time exceed 100% of the fair market value (as determined in good faith by a senior financial officer of the Borrower) of such property at the time it was acquired;

                                    (6) Any Lien arising after the Closing Date
                           in favor of any state of the United States of America or any agency, political subdivision or instrumentality thereof, upon any pollution abatement or control facilities being financed in compliance with Section 103(c)(4)(F) of the Internal Revenue Code of 1986, as in effect on the date of this Agreement (or any successor statute which is similar in all substantive respects), the interest payable in respect of which financing is excluded from gross income under said Section 103, provided, however, that (x) the Debt secured by such Lien is not prohibited by clause (b) of this Section 5.02, and
                           (y) such Lien does not cover any other property at any time owned by the Borrower or any Material Subsidiary;

                                    (7) Liens on property that is the subject of
                           a capital lease to secure the performance of the Capital Lease Obligations relating thereto;

                                    (8) Liens upon property of a Person that
                           becomes a Subsidiary of the Borrower after the Closing Date, each of which Liens existed on such property before the time such Person became a Subsidiary of the Borrower and was not created in anticipation thereof; provided that no such Lien shall extend to or cover any property of the Borrower or any of its Subsidiaries other than the property subject to such Liens at the time such Person became a Subsidiary of the Borrower and improvements thereon;

                                    (9) other Liens in existence from time to
                           time; provided that the aggregate amount of liabilities secured by such Liens shall not exceed $25,000,000 outstanding at any time; and

                                    (10) the replacement, extension or renewal
                           of any Lien permitted by clauses (3) and (8) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the principal amount or change in any direct or contingent obligor) of the Debt secured thereby.

                  (b) Debt. Permit any Material Subsidiary of the Borrower to create, incur, assume or suffer to exist any Debt other than:

                           (i) Obligations under a Permitted Receivables
                  Facility;

                           (ii) endorsement of negotiable instruments for
                  deposit or collection or similar transactions in the ordinary course of business;

                           (iii) Debt owed to the Borrower or to a Subsidiary of
                  the Borrower;

                           (iv) Debt secured by Liens permitted under clauses
                  (5), (6) and (7) of Section 5.02(a)(ii) and purchase money Debt secured by Liens permitted under Section 5.02(a)(ii)(8);

                           (v) Debt in an aggregate outstanding principal amount
                  collectively for all Material Subsidiaries not at any time exceeding $25,000,000;

                           (vi) Debt assumed pursuant to the Spin-Off and
                  retired substantially contemporaneously therewith; and

                           (vii) renewals, refinancings and replacements of the
                  Debt permitted under clauses (iv) and (v) above (without increase in the principal amount or change in any direct or contingent obligor and not including any Debt to be paid or prepaid with the proceeds of Advances).

                  (c) Mergers, Restricted Investments, Etc.

                           (i) Merge with or into or consolidate with or into
                  any Person except that if no Default shall have occurred and be continuing or would result therefrom, (x) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any other wholly owned Subsidiary of the Borrower; and (y) the Borrower or any of its Subsidiaries may merge or consolidate with any other Person (provided that (1) in the case of a merger or consolidation of the Borrower, the Borrower is the continuing or surviving corporation and (2) in any other case, the continuing or surviving corporation is a wholly owned Subsidiary of the Borrower).

                            (ii) If any Default shall have occurred and be
                  continuing or would result therefrom, make any Restricted Investment in any Person.

                  (d) Sales, Etc., of Assets. Effect any Disposition, whether in one transaction or in a series of transactions, (i) of all or substantially all of the property of the Borrower (or of the Borrower and its Subsidiaries, taken as a whole), or (ii) if any Default shall have occurred and be continuing or would result therefrom, of any property material to the business of the Borrower (or of the Borrower and its Subsidiaries, taken as a whole). Nothing in this Section 5.02(d) shall prohibit the Borrower or any of its Subsidiaries from selling Receivables under a Permitted Receivables Facility. The foregoing provisions of this Section 5.02(d) are without prejudice to the obligations of the Borrower under Section 2.07(b).

                  (e) Change in Nature of Business. Make any material change in the nature of the business of the Borrower and its Subsidiaries taken as a whole as carried on at the Closing Date.

                  (f) Charter Amendments. Amend its articles of incorporation or bylaws, or amend any partnership agreement to which it or any of its Material Subsidiaries is a party (except for amendments to authorize the issuance of preferred or common stock), in each case to the extent any such amendment could reasonably be expected to have a Material Adverse Effect.

                  (g) Amendment of Spin-Off Documents. Cancel or terminate any Spin-Off Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Spin-Off Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Spin-Off Document or agree in any manner to any other amendment, modification or change of any term or condition of any Spin-Off Document to the extent any of the foregoing could reasonably be expected to have a Material Adverse Effect.

                  (h) Certain Obligations Respecting Subsidiaries. Enter into or permit to be in effect, or permit any of its Subsidiaries to enter into or permit to be in effect, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the declaration or payment of dividends or the making of loans or advances to or other investments in or the sale, assignment, transfer or other disposition of property to the Borrower or any of its Material Subsidiaries, in each case other than any such restrictions in joint venture or partnership agreements between a Subsidiary of the Borrower and a third party to the extent the Borrower, reasonably and in good faith, determines such restrictions to be customary and necessary in light of the circumstances in which the related joint venture or partnership is formed.

                  (i) Margin Stock. Permit more than 25%, after applying the proceeds of each Advance, of the value of the assets of the Borrower and the Borrower's Subsidiaries (as determined in good faith by the Borrower) that are subject to Section 5.02(a) or Section 5.02(d) to consist of or be represented by Margin Stock.

         Section 5.03. Reporting Requirements. So long as any principal of or interest on any Advance or any other amount payable under this Agreement shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder:

                  (a) Default Notice. The Borrower will furnish to the Administrative Agent, as soon as possible and in any event within five Business Days after the Borrower knows or has reason to believe that a Default has occurred, a statement of a senior financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

                  (b) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Borrower will furnish to the Administrative Agent, with sufficient copies for each Lender, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year in reasonable detail and duly certified (subject to year-end audit adjustments) by a senior financial officer of the Borrower as having been prepared in accordance with GAAP, together with
         (i) a certificate of said officer (A) stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and
         (B)
         stating that, except as disclosed in the Form 10, since December 31, 1995, there has been no Material Adverse Change and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04.

                  (c) Annual Financials. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower will furnish to the Administrative Agent, with sufficient copies for each Lender, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and accompanied by an unqualified opinion of Coopers & Lybrand L.L.P. or other independent public accountants of nationally recognized standing stating that, except as expressly disclosed therein, said Consolidated financial statements present fairly, in all material respects, the Consolidated financial position and results of operations of the Borrower and its Subsidiaries as of the last day of, and for, such fiscal year, together with (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, nothing came to their attention that caused them to believe that the Borrower was not in compliance with Section 5.02(a), 5.02(b) or 5.04 as at the end of such fiscal year, insofar as such Sections relate to accounting matters (or if, in the opinion of such accounting firm, such a Default has occurred and is continuing, a statement as to the nature thereof), (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such fiscal year, compliance with the covenants contained in Section 5.04 and (iii) a certificate of a senior financial officer of the Borrower (A) stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (B) stating that, except as disclosed in the Form 10, since December 31, 1995, there has been no Material Adverse Change.

                  (d) ERISA Events. Promptly and in any event within 10 Business Days after the Borrower knows or has reason to know that any ERISA Event with respect to the Borrower or any of its ERISA Affiliates has occurred, the Borrower will furnish to the Administrative Agent a statement of a senior financial officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto.

                  (e) Plan Terminations. Promptly and in any event within 15 Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates, the Borrower will furnish to the Administrative Agent copies of each notice from the PBGC stating its intention to terminate any Plan of the Borrower or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan.

                  (f) Multiemployer Plan Notices. Promptly and in any event within 10 Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates, the Borrower will furnish to the Administrative Agent copies of each notice concerning (i) the imposition of material withdrawal liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of any material liability incurred, or that is reasonably expected to be incurred, by the Borrower or any of its ERISA Affiliates in connection with any event described in clause (i) or (ii).

                  (g) Litigation. Promptly after the commencement thereof, the Borrower will furnish to the Administrative Agent notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(h).

                  (h) Public Filings. The Borrower shall, promptly upon their becoming available, deliver to the Administrative Agent and each Lender copies of all registration statements and regular periodic reports that the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange.

                  (i) Shareholder Reports, Etc. The Borrower shall deliver to the Administrative Agent and each Lender promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements and proxy statements so mailed.

                  (j) Other Information. The Borrower shall furnish to the Lenders through the Administrative Agent such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

         Section 5.04. Financial Covenants. So long as any principal of or interest on any Advance or any other amount payable under this Agreement shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

                  (a) Total Debt to Total Capital. Maintain at all times a ratio of Total Debt to Total Capital of not more than 0.30 to 1.00.

                  (b) Adjusted Interest Coverage Ratio. Maintain the Adjusted Interest Coverage Ratio at not less than the ratio set forth below for each Rolling Period ending in the respective fiscal years of the Borrower set forth below:

                       Each
                  Rolling Period
                    Ending In
                  Calendar Year                               Ratio
                  -------------                               -----
                       1996                               1.50 to 1.00
                       1997 and thereafter                4.50 to 1.00

                  (c) Consolidated Tangible Net Worth. Maintain Consolidated Tangible Net Worth on each day during each calendar year set forth below of not less than the amount set forth opposite such calendar year:

                                                    Minimum Consolidated
                  Calendar Year                      Tangible Net Worth
                  -------------                      ------------------
                      1996                               $825,000,000
                      1997                               $875,000,000
                      1998                               $925,000,000
                      1999                               $975,000,000
                      2000 and thereafter              $1,125,000,000.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

         Section 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) the Borrower (i) shall fail to pay when due any principal of any Advance made to it or (ii) shall fail for three Business Days to pay when due any interest on any Advance made to it or any other amount payable by it under any Loan Document; or

                  (b) any representation or warranty made by the Borrower (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

                  (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in clause (a), (b), (c), (d), (e), (f),
         (g) or (h) of Section 5.02, or clause (a) or (e) of Section 5.03, or
         Section 5.04; or

                  (d) the Borrower shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender (through the Administrative Agent); or

                  (e) the Borrower or any of its Material Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal or notional amount of at least $10,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder or holders (or an agent or trustee on its or their behalf) thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

                  (f) the Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

                  (g) any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, unless such judgment or order shall have been vacated, satisfied or dismissed or bonded pending appeal; or

                  (h) during any period of 25 consecutive calendar months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board or (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board; or

                  (i) any ERISA Event shall have occurred with respect to a Plan of the Borrower or any of its ERISA Affiliates and the amount (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans of the Borrower and its ERISA Affiliates with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrower and its ERISA Affiliates related to such ERISA Event) could reasonably be expected to have a Material Adverse Effect; provided that with respect to any Multiple Employer Plan, such Insufficiency shall include only the portion thereof attributable to the Borrower or its ERISA Affiliates; or

                  (j) the Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates that it has incurred withdrawal liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and its ERISA Affiliates as withdrawal liability (determined as of the date of such notification), could reasonably be expected to have a Material Adverse Effect; or

                  (k) the Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount that could reasonably be expected to have a Material Adverse Effect; or

                  (l) substantially all of the Delayed Spin-Off Properties shall not be transferred to or purchased by the Borrower and its Subsidiaries pursuant to the Spin-Off Documents on or prior to September 30, 1996 if the effect thereof is such that less than 95% of the total Spin-Off Properties (including those initially transferred or purchased) shall not have been so transferred or purchased on or prior to such date; or

                  (m) 3M or any of its Subsidiaries shall default in the performance of any of their respective obligations under the Spin-Off Documents and such default (either individually or in the aggregate with all such defaults at the time outstanding) could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Revolving Credit Advances and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances and the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances and the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code,
(x) the obligation of each Lender to make Revolving Credit Advances and of any Issuing Bank to issue Letters of Credit shall automatically be terminated and
(y) the Advances and the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

         Section 6.02. Actions in Respect of the Letters of Credit Upon Default.

                  (a) If any Event of Default shall have occurred and be continuing, the Administrative Agent may, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, which funds shall be retained by the Administrative Agent in the L/C Collateral Account (as collateral security for the Letter of Credit Liabilities) until such time as the Letters of Credit shall have been terminated and all of such Letter of Credit Liabilities paid in full.

                  If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (1) such aggregate Available Amount over (2) the total amount of funds, if any, then held in such L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.

                  (b) The Borrower hereby authorizes the Administrative Agent to open at any time upon the occurrence and during the continuance of an Event of Default a non-interest bearing account with the Administrative Agent at its address designated in Section 8.02 in the name of the Borrower but under the sole control and dominion of the Administrative Agent (the "L/C Cash Collateral Account"), and hereby pledges and assigns and grants to the Administrative Agent on behalf of the Lenders a security interest in the following collateral (the "L/C Cash Collateral Account Collateral"):

                           (i) the L/C Cash Collateral Account, all funds held
                  therein and all certificates and instruments, if any, from time to time representing or evidencing the investment of funds held therein,

                           (ii) all notes, certificates of deposit, deposit
                  accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent for or on behalf of the Borrower in substitution for or in addition to any or all of the L/C Cash Collateral Account Collateral,

                           (iii) all interest, dividends, cash, instruments and
                  other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the L/C Cash Collateral Account Collateral, and

                           (iv) all proceeds of any and all of the foregoing.

                  (c) Amounts on deposit in the L/C Cash Collateral Account may be invested and reinvested in such Permitted Investments as the Administrative Agent may select.

                  (d) Upon such time as (i) the aggregate Available Amount of all Letters of Credit is reduced to zero and such Letters of Credit are expired or terminated by their terms and all amounts payable in respect thereof, including but not limited to principal, interest, commissions, fees and expenses, have been paid in full in cash, and (ii) no Event of Default has occurred and is continuing under this Agreement, the Administrative Agent will pay and release to the Borrower or at its order the balance remaining in the L/C Cash Collateral Account after the application, if any, by the Administrative Agent of funds in the L/C Cash Collateral Account to the payment of amounts described in clause (i) of this subsection (d).

                  (e) The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the L/C Cash Collateral Account against the Letter of Credit Liabilities or any part thereof. The Administrative Agent agrees to notify the Borrower promptly after any such set-off and application, provided that the failure of the Administrative Agent to give such notice shall not affect the validity of such set-off and application. Any cash held by the Administrative Agent as L/C Cash Collateral Account Collateral and all cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the L/C Cash Collateral Account Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter be applied in whole or in part by the Administrative Agent against, all or any part of the Letter of Credit Liabilities in such order as the Administrative Agent shall elect. The Administrative Agent may also exercise in respect of the L/C Cash Collateral Account Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time (whether or not said Code applies to the affected L/C Cash Collateral Account Collateral).

                  (f) Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full of all the Letter of Credit Liabilities shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus. Upon the permanent reduction from time to time of the aggregate Available Amount of all Letters of Credit in accordance with the terms thereof, the Administrative Agent shall release to the Borrower amounts from the L/C Cash Collateral Account in an amount equal to each such permanent reduction; provided that the Administrative Agent shall not be obligated to reduce the funds or other L/C Cash Collateral Account Collateral then held in the L/C Cash Collateral Account below that level that the Administrative Agent reasonably determines is required to be maintained after taking into consideration any rights or claims of any Persons other than the Administrative Agent.

                                   ARTICLE VII

                            THE ADMINISTRATIVE AGENT

         Section 7.01. Authorization and Action. Each Lender, each Swing Line Lender and each Issuing Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents, including, without limitation, enforcement or collection of the Notes, the Administrative Agent shall not be required to exercise any discretion or take any action, and shall not be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) except upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders, all Swing Line Lenders and all Issuing Banks and all holders of the Notes; provided that the Administrative Agent shall not be required to take any action that exposes it to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

         Section 7.02. Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07;
(ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Issuing Bank, any Swing Line Lender or any Lender and shall not be responsible to any of them for any statements, warranties or representations made in or in connection with the Loan Documents;
(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any

Issuing Bank, any Swing Line Lender or any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto; and
(vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         Section 7.03. CUSA and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, CUSA shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include CUSA in its individual capacity. CUSA and its Affiliates may accept deposits from, lend money to, act as trustee under indentures for, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries, any of its Affiliates and any Person who may do business with or own securities of the Borrower or any such Subsidiary or Affiliate, all as if CUSA were not the Administrative Agent and without any duty to account therefor to the Lenders, any Swing Line Lender or any Issuing Bank.

         Section 7.04. Lender Credit Decision. Each Lender, each Swing Line Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank, any Swing Line Lender or any other Lender and based on the financial statements referred to in Section
4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, each Swing Line Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank, any Swing Line Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         Section 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower), ratably according to the principal amounts of the Notes then held by each of them (or if no Advances are at the time outstanding, ratably according to the amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of them in any way relating to or arising out of the

Loan Documents or any action taken or omitted by any of them under the Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrower under
Section 8.04 of this Agreement to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.

         Section 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint (subject, so long as no Default has occurred and is continuing, to the consent of the Borrower, which consent shall not be unreasonably withheld) a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the Administrative Agent, as the case may be, then the retiring Administrative Agent may, on behalf of the Issuing Banks, the Swing Line Lenders and the Lenders, appoint (subject, so long as no Default has occurred and is continuing, to the consent of the Borrower, which consent shall not be unreasonably withheld) a successor Administrative Agent, which shall be an Initial Lender or a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, as the case may be, and such retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to the benefit of the Administrative Agent as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.01. Amendments, Consents, Etc. No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor any consent to any departure by the Borrower from any provision of this Agreement or the other Loan Documents, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (1) waive any of the conditions specified in Section 3.01, (2) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (3) amend this Section 8.01, (4) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (5) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or amend
Section 2.05 or 2.07, and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that would be adversely affected by such amendment, waiver or consent, increase the Commitment of such Lender or subject such Lender to any additional obligations; and provided, further, that no amendment, waiver or consent shall, unless in writing and (x) signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, any Note or any other Loan Document, (y) signed by each Issuing Bank in addition to the Lenders required to take such action, amend
Section 2.09, 2.15 or 3.02, increase the Letter of Credit Sublimit or otherwise affect the rights or obligations of any Issuing Bank under this Agreement and
(z) signed by each Swing Line Lender in addition to the Lenders required to take such action, amend Section 2.02, 2.04 or 3.02, increase the Swing Line Facility or otherwise affect the rights or obligations of any Swing Line Lender under this Agreement.

         Section 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, telecopied or delivered:

                  (a) if to the Borrower, at Imation Corp., 1 Imation Place, Oakdale, Minnesota 55128, Attention: Deborah Weiss, telephone number
         (612) 733-8556, telecopier number (612)

         733-3273, with a copy to Legal Department, telephone number (612) 733-1250, telecopier number (612) 737-2553;

                  (b) if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule 2.01;

                  (c) if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;

                  (d) if to any Issuing Bank, at its address beneath its signature hereto;

                  (e) if to any Swing Line Lender, at its address beneath its signature hereto; and

                  (f) if to the Administrative Agent, at its address at 1 Court Square, Long Island City, New York 11120, Attention: Lei Tang (or her successors), telephone number (718) 248-4490, telecopier number (718) 248-4844;

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or transmitted by telecopier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or III shall not be effective until received by the Administrative Agent.

         Section 8.03. No Waiver; Remedies. No failure on the part of any Lender, any Swing Line Lender Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any claim that any action or proceeding commenced by the Administrative Agent, any Issuing Bank, any Swing Line Lender or any Lender relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Borrower relating in any way to this Agreement whether or not commenced earlier. To the fullest extent permitted by applicable law, the Borrower shall take all measures necessary for any such action or proceeding commenced by the Administrative Agent, any Issuing Bank, any Swing Line Lender or any Lender to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by the Borrower.

         Section 8.04. Costs, Expenses and Indemnification.

                  (a) The Borrower agrees to pay on demand (i) all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, insurance, consultant, search, filing and recording fees and expenses, ongoing audit expenses and all other reasonable out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special counsel to the Administrative Agent) whether or not any of the transactions contemplated by this Agreement are consummated, (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, and (C) with respect to negotiations with the Borrower or with other creditors of the Borrower or any of its Subsidiaries arising out of any Default or any events or circumstances that may reasonably be expected to give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Administrative Agent, the Issuing Banks, Swing Line Lenders and the Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent, each Issuing Bank, each Swing Line Lender and each Lender with respect thereto).

                  (b) The Borrower agrees to indemnify and hold harmless the Administrative Agent, each Issuing Bank, each Swing Line Lender and each Lender and each of their Affiliates and their officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Loan Documents, the Spin-Off or any part thereof or any of the other transactions contemplated hereby or thereby, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the Spin-Off or the other transactions contemplated hereby or thereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. The Borrower also agrees not to assert any claim against the Administrative Agent, any Issuing Bank, any Swing Line Lender, any Lender, any of their Affiliates or any of their respective directors, officers, employees, attorneys, agents or representatives on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Spin-Off or any part thereof or the other transactions contemplated herein or in any other Loan Document or the actual or proposed use of the proceeds of the Advances or Letters of Credit. For purposes of this Section 8.04(b), the term "non-appealable" includes any judgment as to which all appeals have been taken or as to which the time for taking an appeal shall have expired.

                  (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.03, 2.05, 2.07, 2.10(a), 2.10(b)(i) or 2.11(d) or as the result of acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

                  (d) If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by the Administrative Agent or any Lender, in its sole discretion.

         Section 8.05. Right of Setoff. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender may have.

         Section 8.06. Governing Law; Submission to Jurisdiction. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York County for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         Section 8.07. Assignments and Participations.

                  (a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes held by
         it); provided that:

                           (i) except in the case of an assignment to a Person
                  that, immediately prior to such assignment, was a Lender or an affiliate of a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitments of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (x) such Lender's Commitments hereunder and (y) $10,000,000 or an integral multiple of $1,000,000 in excess thereof (except as otherwise agreed by the Borrower and the Administrative Agent),

                           (ii) except in the case of an assignment to a Person
                  that, immediately prior to such assignment, was a Lender or an affiliate of a Lender, each such assignment shall be made only upon the prior written approval of the Borrower, the Administrative Agent, each Issuing Bank and each Swing Line Lender, such approval not to be unreasonably withheld or delayed,

                           (iii) each such assignment shall be to an Eligible
                  Assignee,

                           (iv) each such assignment by a Lender of its
                  Advances, Commitment or Note shall be made in such manner so that the same portion of its Revolving Credit Advances, Commitment and Note is assigned to the respective assignee, and

                           (v) the parties to each such assignment shall execute
                  and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000.

         Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                  (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender, any Issuing Bank, any Swing Line Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee;
         (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; (vii) such assignee agrees to comply with its obligations under Section 2.13(e) and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

                  (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at its address referred to in
         Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. No assignment shall be effective until it is recorded in the Register pursuant to this Section 8.07(c). The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative

         Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment, a new Note or Notes to the order of the assigning Lender in an amount equal to the portion so retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A.

                  (e) Each Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes held by it); provided that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, the Issuing Banks, the Swing Line Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

                  (f) Any Issuing Bank may (subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld) assign all or any portion of its rights and obligations under this Agreement to one or more successor Issuing Banks that is a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000 and, upon the acceptance of such assignment, the respective successor Issuing Banks shall succeed to such portion of such rights and obligations and such assigning Issuing Bank shall be discharged from its duties and obligations under this Agreement to such extent, including, without limitation, such portion of its Letter of Credit Commitment.

                  (g) Any Issuing Bank and any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any Confidential Information received by it from such Issuing Bank or Lender in accordance with the provisions of Section 8.10.

                  (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A.

                  (i) Anything in this Section 8.07 to the contrary notwithstanding, neither the Borrower nor any of its Subsidiaries or Affiliates may acquire (whether by assignment, participation or otherwise), and no Lender, Swing Line Lender or Issuing Bank shall assign or participate to the Borrower or any of its Subsidiaries or Affiliates, any interest in any Commitment, Advance or other amount owing hereunder without the prior consent of each Lender.

         Section 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         Section 8.09. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the relevant Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         Section 8.10. Confidentiality.

                  (a) The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) below as if it were a Lender hereunder. Such authorization shall survive the repayment of the Advances and Letter of Credit Liabilities and the termination of the Commitments.

                  (b) Each Lender, each Issuing Bank, each Swing Line Lender and the Administrative Agent (each, a "Recipient") agrees (on behalf of itself and each of its officers, directors, employees, accountants, attorneys and other advisors (each, a "Representative") to maintain the confidentiality of the Confidential Information in accordance with such Recipient's customary procedures for handling confidential information and in accordance with safe and sound banking practices, and in any event using the same degree of care as such Recipient uses to maintain the confidentiality of its own information of equivalent importance. This Section 8.10(b) shall not apply to Confidential Information which (i) becomes generally available to the public other than as a result of a disclosure by a Recipient or its Representatives or (ii) is provided to Recipient or a Representative by a third party (unless the Recipient has reason to believe that such information was obtained by such third party illegally or in violation of a confidentiality agreement with the Borrower), and nothing herein shall limit the disclosure of any Confidential Information (1) to the extent required by statute, rule, regulation or judicial process, or in accordance with any order, ruling or regulatory practice of any bank regulatory agency (including, without limitation, the Board of Governors of the Federal Reserve System) having or claiming jurisdiction of such Recipient or to bank examiners, (2) to Recipients counsel or to counsel for any Representative, (3) to Recipient's auditors or accountants, (4) to any other Lender or to any potential assignee or participant (and their respective counsel), or (5) in connection with any litigation to which such Recipient or any one or more of said Lenders or potential assignees or participants is a party; provided that in the case of clauses (2), (3) and (4) above the Person or Persons to whom such Recipient discloses the Confidential Information agrees to maintain the confidentiality of the Confidential Information substantially on the terms set forth herein. Each Recipient's obligations hereunder shall terminate on the date three years after the Commitment Termination Date.

                  The obligations of each Lender under this Section 8.10 shall supersede and replace the obligations of such Lender under the confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof.

         SECTION 8.11. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE LENDERS, THE SWING LINE LENDERS AND THE ISSUING BANKS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, ANY LENDER, ANY SWING LINE LENDER OR ANY ISSUING BANK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

         Section 8.12. Survival. The obligations of the Borrower under Sections 2.11, 2.13, 2.15(d) and 8.04, and the obligations of the Lenders under Section 7.05, shall survive the repayment of the Advances and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit (whether by means of an Advance or a Letter of Credit), herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender, Swing Line Lender or Issuing Bank shall be deemed to have waived, by reason of making any extension of credit hereunder (whether by means of an Advance or a Letter of Credit), any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender, such Issuing Bank, such Swing Line Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

         Section 8.13. Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         Section 8.14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that the Borrower may not assign any of its rights or obligations hereunder or under the other Loan Documents without the prior consent of all of the Lenders, the Issuing Banks, the Swing Line Lenders and the Administrative Agent.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                  THE BORROWER

                                  IMATION CORP.

                                  By /s/ Jill D. Burchill
                                     Name:  Jill D. Burchill
                                     Title: Chief Financial Officer


                                  THE ADMINISTRATIVE AGENT

                                  CITICORP USA, INC.

                                  By /s/ Alan J. Berenbaum
                                     Name:  Alan J. Berenbaum
                                     Title: Attorney-in-Fact


                                  THE ISSUING BANKS

                                  FIRST BANK NATIONAL ASSOCIATION

                                  By /s/ Mark R. Olmon
                                     Name:  Mark R. Olmom
                                     Title: Vice President

                                  Address for Notices:

                                  First Bank National Association
                                  First Bank Place
                                  601 2nd Avenue South
                                  Minneapolis, MN  55402-4302

                                  Attention: Mark Olmon
                                  Fax: (612) 973-0825

                                  THE SWING LINE LENDERS

                                  CITICORP USA, INC.

                                  By /s/ Alan J. Berenbaum
                                     Name:  Alan J. Berenbaum
                                     Title: Attorney-in-Fact

                                  Address for Notices:

                                  Citicorp USA, Inc.
                                  399 Park Avenue
                                  New York, NY 10043

                                  Attention: Heidi McKibben
                                  Fax: (212) 832-9213

                                  with a copy to:

                                  Citibank, N.A.
                                  200 South Wacker Drive
                                  Chicago, IL  60606

                                  Attention: Shafique Janmohamed
                                  Fax: (312) 993-1050


                                  FIRST BANK NATIONAL ASSOCIATION

                                  By /s/ Mark R. Olmon
                                     Name:  Mark R. Olmon
                                     Title: Vice President

                                  Address for Notices:

                                  First Bank National Association
                                  First Bank Place
                                  601 2nd Avenue South
                                  Minneapolis, MN  55402-4302

                                  Attention: Mark Olmon
                                  Fax: (612) 973-0825

                                  THE LENDERS

                                  CITICORP USA, INC.

                                  By /s/ Alan J. Berenbaum
                                     Name:  Alan J. Berenbaum
                                     Title: Attorney-in-Fact


                                  BANCA COMMERCIALE ITALIANA-CHICAGO
                                    BRANCH

                                  By /s/ Julian M. Teodori
                                     Name:  Julian M. Teodori
                                     Title: Senior Vice President &
                                            Branch Manager

                                  By /s/ Diane Zeller Scherer
                                     Name:  Diane Zeller Scherer
                                     Title: Assistant Vice President


                                  FIRST BANK NATIONAL ASSOCIATION

                                  By /s/ Mark R. Olmon
                                     Name:  Mark R. Olmon
                                     Title: Vice President


                                  THE SUMITOMO BANK, LIMITED, CHICAGO
                                    BRANCH

                                  By /s/ Hiroyuki Iwami
                                     Name:  Hiroyuki Iwami
                                     Title: Joint General Manager

                                  BANK OF MONTREAL

                                  By /s/ Michael D. Pincus
                                     Name:  Michael D. Pincus
                                     Title: Managing Director


                                  THE BANK OF TOKYO-MITSUBISHI, LTD.,
                                  CHICAGO BRANCH

                                  By /s/ Jeffrey R. Arnold
                                     Name:  Jeffrey R. Arnold
                                     Title: Vice President


                                  DEUTSCHE BANK, AG-CHICAGO BRANCH
                                    AND/OR CAYMAN ISLANDS BRANCH

                                  By /s/ Krys Szremski
                                     Name:  Krys Szremski
                                     Title: Vice President

                                  By /s/ Hans Roderich
                                     Name:  Hans Roderich
                                     Title: Associate


                                  MELLON BANK, N.A.

                                  By /s/ Jeffrey M. Anderson
                                     Name:  Jeffery M. Anderson
                                     Title: Vice President


                                  THE SAKURA BANK, LIMITED-CHICAGO
                                    BRANCH

                                  By /s/ Shunji Sakurai
                                     Name:  Shunji Sakurai
                                     Title: Joint General Manager


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                                  WESTDEUTSCHE LANDESBANK
                                    GIROZENTRALE, NEW YORK BRANCH

                                  By /s/ J. M. Malley
                                     Name:  J. M. Malley
                                     Title: Vice President

                                  By /s/ C. D. Rockey
                                     Name:  C. D. Rockey
                                     Title: Associate


                                  THE YASUDA TRUST & BANKING COMPANY,
                                    LIMITED, CHICAGO BRANCH

                                  By /s/ Koichiro Inoue
                                     Name:  Koichiro Inoue
                                     Title: Joint General Manager


                                  BANK OF AMERICA NATIONAL TRUST &
                                    SAVINGS ASSOCIATION

                                  By /s/ Raju N. Patel
                                     Name:  Raju N. Patel
                                     Title: Vice President


                                  THE FUJI BANK, LIMITED

                                  By /s/ Hidekazu Seo
                                     Name:  Hidekazu Seo
                                     Title: Joint General Manager

                                  THE LONG-TERM CREDIT BANK OF JAPAN,
                                    LTD. CHICAGO BRANCH

                                  By /s/ Richard E. Stahl
                                     Name:  Richard E. Stahl
                                     Title: Senior Vice President &
                                            Joint General Manager


                                  NORWEST BANK MINNESOTA, NATIONAL
                                    ASSOCIATION

                                  By /s/ Molly S. Van Metre
                                     Name:  Molly S. Van Metre
                                     Title: Vice President


                                  SOCIETE GENERALE

                                  By /s/ Steven R. Fercho
                                     Name:  Steven R. Fercho
                                     Title: Vice President


                                  THE BOATMEN'S NATIONAL BANK OF
                                    ST. LOUIS

                                  By /s/ John D. Lubus
                                     Name:  John D. Lubus
                                     Title: Vice President